EXHIBIT 10.4

Dated 19 October 2007

MARITIME FIGHTER SHIPPING LIMITED MARITIME FIESTA SHIPPING LIMITED MARITIME FANTASY SHIPPING LIMITED and MARITIME FREEWAY SHIPPING LIMITED as joint and several Borrowers	(1)

DVB GROUP MERCHANT BANK (ASIA) LTD. CREDIT SUISSE UNITED OVERSEAS BANK LIMITED as Arrangers	(2)

DVB GROUP MERCHANT BANK (ASIA) LTD. as Agent, Security Agent and Account Bank	(3)

DVB BANK AG as Swap Provider and	(4)
THE BANKS & FINANCIAL INSTITUTIONS listed herein as Lenders	(5)

LOAN AGREEMENT for a loan facility of up to US$97,254,500 to finance the acquisition of m.v.s "Pacific Fighter", "Fiesta", "Pacific Fantasy" and "Clipper Freeway"

Contents

Clause		Page

1	Purpose and definitions	1
2	The Total Commitment and the Advances	19
3	Interest and Interest Periods	21
4	Repayment and prepayment	23
5	Fees, commitment commission and expenses	25
6	Payments and taxes; accounts and calculations	26
7	Representations and warranties	29
8	Undertakings	33
9	Conditions	40
10	Events of Default	41
11	Indemnities	44
12	Unlawfulness, increased costs and mitigation	45
13	Security, set-off and pro-rata payments	47
14	Accounts	50
15	Assignment, transfer and lending office	52
16	Arranger, Agent and Security Agent	55
17	Notices and other matters	63
18	Governing law and jurisdiction	67

THIS AGREEMENT is dated __________________ 2007 and made BETWEEN:

(1)	MARITIME FIGHTER SHIPPING LIMITED, MARITIME FIESTA SHIPPING LIMITED, MARITIME FANTASY SHIPPING LIMITED and MARITIME FREEWAY SHIPPING LIMITED as joint and several Borrowers;

(2)	DVB GROUP MERCHANT BANK (ASIA) LTD., CREDIT SUISSE and UNITED OVERSEAS BANK LIMITED as Arrangers;

(3)	DVB GROUP MERCHANT BANK (ASIA) LTD. as Agent, Security Agent and Account Bank;

(4)	DVB BANK AG as Swap Provider; and

(5)	THE BANKS AND FINANCIAL INSTITUTIONS whose names and addresses are set out in schedule 1 as Lenders.

IT IS AGREED as follows:

1	Purpose and definitions

1.1           Purpose

This Agreement sets out the terms and conditions upon and subject to which the Lenders agree, according to their several obligations, to make available to the Borrowers, jointly and severally, a loan facility of up to ninety seven million two hundred and fifty four thousand five hundred Dollars ($97,254,500) in four (4) Advances, for the purpose of financing part of the acquisition cost of the Ships.

1.2           Definitions

In this Agreement, unless the context otherwise requires:

"Account Bank" means DVB Group Merchant Bank (Asia) Ltd., acting through its branch at 77 Robinson Road #30-02, Singapore 068896 (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other bank as may be designated by the Agent as the Account Bank for the purposes of this Agreement and includes its successors in title;

"Accounts Charge" means the first priority charge executed or (as the context may require) to be executed by the Borrowers in favour of the Security Agent in respect of the Accounts in the form set out in schedule 8;

"Accounts" means, together, the Cash Collateral Account, the Operating Accounts and the Retention Accounts and "Account" means any of them;

"Advance" means each borrowing of a proportion of the Total Commitment by the Borrowers or (as the context may require) the principal amount of such borrowing, and it includes each Advance and also:

(a)	in relation to Ship A and/or Borrower A and/or Tranche A, it means the Ship A Advance;

(b)	in relation to Ship B and/or Borrower B and/or Tranche B, it means the Ship B Advance;

(c)	in relation to Ship C and/or Borrower C and/or Tranche C, it means Ship C Advance; and

(d)	in relation to Ship D and/or Borrower D and/or Tranche D, it means the Ship D Advance; and "Advances" means any or all of them;

"Agent" means DVB Group Merchant Bank (Asia) Ltd., acting through its office at 77 Robinson Road #30-02, Singapore 068896 (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other person as may be appointed as agent by the Lenders and the Swap Provider pursuant to clause 16.13 and includes its successors in title;

"Applicable Accounting Principles" means, at any relevant time, the latest and most up-to-date International Financial Reporting Standards promulgated and declared effective by the International Accounting Standards Board at such time or other generally accepted accounting standards in any relevant jurisdiction;

"Approved Charters" means the bareboat charters dated 24 May 2007 in respect of each of the Ships between the relevant Seller and the Approved Charterer for a period of five (5) years and nine (9) months on terms acceptable to the Agent each as novated to the relevant Borrower pursuant to the relevant Novation Agreement and "Approved Charter" means each of them;

"Approved Charterer" means Oldendorff Carriers GmbH and Co. KG of Willy-Brandt-Allee 6, D-23554, Lübeck, Germany or such other first class international shipping company notified to, and in accepted in writing by, the Agent;

"Approved Shipbroker" means Simpson, Spence and Young, Fearnley's, R.S. Platou, Clarksons, HSBC Shipping Services or such other shipbroker acceptable to the Agent;

"Arrangers" means DVB Group Merchant Bank (Asia) Ltd. acting through its office at 77 Robinson Road #30-02, Singapore 068896, Credit Suisse of St. Alban Graben 1-3, CH-4002 Basel, Switzerland and United Overseas Bank Limited of 1 Raffles Place, #10-00 OUB Centre, Singapore 048616, each including its successors in title and "Arranger" means each of them;

"Balloon Instalment" has the meaning ascribed thereto in clause 4.1;

"Banking Day" means a day on which dealings in deposits in Dollars are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, Singapore, Hong Kong and New York City (or any other relevant place of payment under clause 6);

"Borrowed Money" means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

"Borrower":

(a)	in relation to Ship A and/or Tranche A (or any Advance thereof), means Maritime Fighter Shipping Limited of 80 Broad Street, Monrovia, Liberia and includes its successors in title ("Borrower A");

(b)	in relation to Ship B and/or Tranche B (or any Advance thereof), means Maritime Fiesta Shipping Limited of 80 Broad Street, Monrovia, Liberia and includes its successors in title ("Borrower B");

(c)	in relation to Ship C and/or Tranche C (or any Advance thereof), means Maritime Fantasy Shipping Limited of 80 Broad Street, Monrovia, Liberia and includes its successors in title ("Borrower C"); and

(d)	in relation to Ship D and/or Tranche D (or any Advance thereof), means Maritime Freeway Shipping Limited of 80 Broad Street, Monrovia, Liberia and includes its successors in title ("Borrower D");

and "Borrowers" means any or all of them;

"Borrower A Share Pledge" means the pledge over the shares in Borrower A executed or (as the context may require) to be executed by the Sponsor in favour of the Security Agent in the form set out in schedule 9;

"Borrower B Share Pledge" means the pledge over the shares in Borrower B executed or (as the context may require) to be executed by the Sponsor in favour of the Security Agent in the form set out in schedule 9;

"Borrower C Share Pledge" means the pledge over the shares in Borrower C executed or (as the context may require) to be executed by the Sponsor in favour of the Security Agent in the form set out in schedule 9;

"Borrower D Share Pledge" means the pledge over the shares in Borrower D executed or (as the context may require) to be executed by the Sponsor in favour of the Security Agent in the form set out in schedule 9;

"Borrowers' Security Documents" means, at any relevant time, such of the Security Documents as shall have been executed by any of the Borrowers at such time;

"Cash Collateral Account" means an interest bearing Dollar account of the Borrowers opened or (as the context may require) to be opened by the Borrowers with the Account Bank with account number 190.001.6435 and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Cash Collateral Account for the purposes of this Agreement;

"Casualty Amount" means, in relation to each Ship, two hundred and fifty thousand Dollars ($250,000) or the equivalent in any other currency;

"Charter Assignments" means, collectively, each of the assignments of the Approved Charters or any Replacement Charters executed or (as the context may require) to be executed by the relevant Borrower in favour of the Security Agent in respect of each of the Ships each in the form set out in schedule 12 and, singly, each a "Charter Assignment";

"Classification" means, in relation to each Ship, the highest class available for a vessel of her type with the Classification Society or such other classification as the Agent shall, at the request of a Borrower, have agreed in writing shall be treated as the Classification in relation to such Borrower's Ship for the purposes of the relevant Ship Security Documents;

"Classification Society" means American Bureau of Shipping, Bureau Veritas or such other classification society which the Agent shall, at the request of a Borrower, have agreed in writing shall be treated as the Classification Society in relation to such Borrower's Ship for the purposes of the relevant Ship Security Documents;

"Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A. 741 (18) of the International Maritime Organisation and Incorporated into the International Convention on Safety of. Life at Sea 1974 (as amended) and includes any amendments or extensions thereto and any regulation Issued pursuant thereto;

"Commitment" means the Senior Commitment and the Junior Commitment;

"Compulsory Acquisition" means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of a Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

"Confirmation" shall have, in relation to any continuing Designated Transaction, the meaning ascribed to it in the Master Swap Agreement;

"Contract" means:

(a)	in relation to Ship A, the Ship A Contract;

(b)	in relation to Ship B, the Ship B Contract;

(c)	in relation to Ship C, the Ship C Contract; and

(d)	in relation to Ship D, the Ship D Contract;

and "Contracts" means any or all of them;

"Contract Price" means:

(a)	in relation to Ship A, the Ship A Contract Price;

(b)	in relation to Ship B, the Ship B Contract Price;

(c)	in relation to Ship C, the Ship C Contract Price; and

(d)	in relation to Ship D, the Ship D Contract Price;

and "Contract Prices" means any or all of them;

"Contribution" in relation to a Lender, means its Senior Contribution and/or its Junior Contribution (as the case may be);

"Creditors" means, together, the Arranger, the Agent, the Security Agent, the Swap Provider, the Account Bank and the Lenders and "Creditor" means any of them;

"Default" means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

"Delivery" means, in relation to each Ship, the delivery of such Ship from the relevant Seller to, and acceptance by, the relevant Borrower pursuant to the relevant Contract;

"Delivery Date" means, in relation to each Ship, the date on which the Delivery of such Ship occurs;

"Designated Transaction" means a transaction which is entered into by the Borrowers with the Swap Provider pursuant to the Master Swap Agreement as contemplated by clause 2.9;

"DOC" means a document of compliance issued to an Operator in accordance with rule 13 of the Code;

"Dollars" and "$" mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);

"Drawdown Date" means, in relation to each Advance, any date, being a Banking Day falling during the Drawdown Period for such Advance, on which the relevant Advance is, or is to be, made available;

"Drawdown Notice" means, in relation to each Advance, a notice substantially in the form of schedule 2 in respect of such Advance;

"Drawdown Period" means, in relation to each Advance, the period commencing on the date of this Agreement and ending on the Termination Date for the Tranche of which such Advance forms part or the period ending on such earlier date (if any) on which (a) the relevant Advance has been drawn down or (b) the Total Commitment is reduced to zero pursuant to clauses 10.2 or 12 or (c) the Delivery of the Ship relevant to such Advance takes place;

"Early Termination Date" shall have, in relation to any continuing Designated Transaction, the meaning ascribed to it in the Master Swap Agreement;

"Earnings" means, in relation to a Ship, all moneys whatsoever from time to time due or payable to the relevant Borrower during the Security Period arising out of the use or operation of such Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising out of pooling arrangements, compensation payable to such Borrower in the event of requisition of such Borrower's Ship for hire, remuneration for salvage or towage services, demurrage and detention moneys and damages for breach (or payment for variation or termination) of any charterparty or other contract for the employment of such Borrower's Ship and any income arising out of any FFA Agreements (whether directly or as assigned to the Borrowers by the FFA Counterparty);

"Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect);

"Environmental Affiliate" means any agent or employee of any Borrower or any of their Related Companies or any person (other than an Approved Charterer) having a contractual relationship with any Borrower or any of their Related Companies in connection with any Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Ship;

"Environmental Claim" means:

(a)	any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders or claims instituted or made pursuant to any Environmental Law resulting from a Spill; and/or

(b)	any claim made by any other person relating to a Spill;

"Environmental Incident" means any Spill:

(a)	from any Ship; and/or

(b)	from any other vessel in circumstances where:

(i)
any Ship or its owner, operator or manager may be liable for Environmental Claims arising from that Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(ii)	any Ship may be arrested or attached in connection with any such Environmental Claims;

"Environmental Laws" means all laws, rules, regulations, treaties and conventions concerning pollution or protection of human health or the environment, including, without limitation, the carriage of Pollutants and actual or threatened emissions, spills, releases or discharges of Pollutants;

"Event of Default" means any of the events or circumstances described in clause 10.1;

"Fair Market Value", in relation to a Ship, means the value in Dollars being the arithmetic mean of the value given by two (2) Approved Shipbrokers, one nominated by the Agent in its sole discretion and the other nominated by the Borrowers or, failing such nomination, by the Agent in its sole discretion, each valuation to be made without, unless required by the Agent, physical inspection, and on the basis of a sale for prompt delivery for cash at arm's length, on normal commercial terms, as between a willing buyer and a willing seller, without taking into account the benefit of any charterparty or other engagement concerning the relevant Ship, provided however that if such two (2) valuations in respect of a Ship vary by more than ten per cent (10%) (by reference to the higher figure), the Agent and the Borrowers shall jointly appoint a third Approved Shipbroker to value such

Ship on the same basis as the other two (2) valuations and, in that case, the arithmetic mean of the three (3) valuations shall constitute the Fair Market Value of such Ship;

"Fee Letters" means the letters executed on the same date as this Agreement and accepted by the Borrowers in relation to certain of the fees referred to in clause 5.1;

"FFA Agreement" means each agreement made, or (as the context may require) to be made between the FFA Counterparty and the FFA Provider and includes any FFA Transactions entered into thereunder and governed thereby;

"FFA Counterparty" means, together, the Borrowers or a Related Company of the Borrowers acceptable to the Lenders;

"FFA Provider" means a financial institution or respected shipping industry derivatives provider acceptable to the Lenders;

"FFA Transaction" means a transaction which is entered into by the FFA Counterparty with the FFA Provider pursuant to the FFA Agreement;

"Flag State" means, in relation to each Ship, Liberia or such other state or territory designated in writing by the Agent, at the request of the relevant Borrower, as being the "Flag State" of such Borrower's Ship for the purposes of the relevant Ship Security Documents;

"General Assignment" means:

(a)	in relation to Ship A, the Ship A General Assignment;

(b)	in relation to Ship B, the Ship B General Assignment;

(c)	in relation to Ship C, the Ship C General Assignment; and

(d)	in relation to Ship D, the Ship D General Assignment;

and "General Assignments" means any or all of them;

"Government Entity" means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

"Group" means, together, the Sponsor and its Subsidiaries from time to time (including, for the avoidance of doubt, the Borrowers) and "member of the Group" shall be construed accordingly;

"Indebtedness" means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

"Insurances" means, in relation to a Ship, all policies and contracts of insurance (which expression includes all entries of that Ship in a protection and indemnity or war risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the relevant Borrower (whether in the sole name of such Borrower, or in the joint names of such Borrower and the Security Agent or otherwise) in respect of such Borrower's Ship and, if applicable, her Earnings, or otherwise howsoever in connection with such Ship and all benefits thereof (including claims of whatsoever nature and return of premiums);

"Interest Payment Date" means the fast day of an Interest Period;

"Interest Period" means, in relation to each Advance or (as the case may be) Tranche, each period for the calculation of interest in respect of such Advance or (as the case may be) Tranche, ascertained in accordance with clauses 3.2 and 3.3;

"ISPS Code" means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organization now set out in Chapter XI-2 of the International Convention for the Safety of Life at Sea 1974 (as amended) as adopted by a Diplomatic conference of the International Maritime Organisation on Maritime Security in December 2002 and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

"ISSC" means an International Ship Security Certificate issued in respect of a Ship pursuant to the ISPS Code;

"Junior Commitment" means, in relation to a Lender, the amount set out opposite its name in part 2 of Schedule 1 or, as the case may be, in any relevant Transfer Certificate, as reduced by any relevant term of this Agreement;

"Junior Contribution" means, in relation to a Lender, the principal amount of the Junior Loan owing to that Lender at any relevant time;

"Junior Lenders" means the Lenders set out in part 2 of Schedule 1;

"Junior Loan" means the aggregate principal amount owing to the Junior Lenders under this Agreement in respect of the Junior Commitments at any relevant time;

"LIBOR" means in relation to a particular period:

(a)
the offered rate for deposits of the relevant currency for a period equivalent to such period at or about 10:00 a.m. (London time) on the Quotation Date for such period as displayed on Reuters page LIBOR 01 (British Bankers' Association Interest Settlement Rates) (or such other page as may replace such page LIBOR 01 on such system or on any other system of the information vendor for the time being designated by the British Bankers' Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers' Association's Recommended Terms and Conditions ("BBAIRS" terms) applicable at the relevant time)); or

(b)
provided that if on such date no such rate is so displayed, LIBOR for such period shall be the arithmetic mean of the rates quoted to the Agent by the Reference Banks at the request of the Agent, as each Reference Bank's offered rate for deposits of the relevant currency in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period to prime banks in the London Interbank Market at or about 10:00 a.m. (London time) on the Quotation Date for such period;

"Loan" means, together, the Senior Loan and the Junior Loan;

"LTV Ratio" means the Loan divided by the aggregate Fair Market Value of the Ships;

"Majority Lenders" means at any relevant time Lenders (a) the aggregate of whose Contributions exceeds sixty six point six six per cent (66.66%) of the Loan or (b) (if no principal amounts are outstanding under this Agreement) the aggregate of whose Commitments exceeds sixty six point six six per cent (66.66%) of the Total Commitment;

"Margin" means:

(a)	in respect of the Senior Loan, one point one zero per cent (1.10%) per annum; and

(b)	in respect of the Junior Loan, two point eight five per cent (2.85%) per annum provided that at all times the aggregate Margin shall not exceed one point three five per cent (1.35%) of the Loan;

"Master Swap Agreement" means the agreement made or (as the context may require) to be made between the Swap Provider and the Borrowers, comprising an ISDA Master Agreement (including the Schedule thereto) in the form set out in schedule 6 and includes any Designated

Transactions from time to time entered into thereunder and any Confirmations from time to time exchanged thereunder and governed thereby;

"Master Swap Agreement Assignment" means the assignment of the Master Swap Agreement executed or (as the context may require) to be executed by the Borrowers in favour of the Security Agent in the form set out in schedule 7;

"Minimum Cash Requirement" means a five hundred thousand Dollars ($500,000) credit balance on each of the Operating Accounts;

"Minimum Cash Collateral Requirement" means a five hundred thousand Dollars ($500,000) credit balance on the Cash Collateral Account;

"month" means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and "months" and "monthly" shall be construed accordingly;

"Mortgage" means:

(a)	in relation to Ship A, the Ship A Mortgage;

(b)	in relation to Ship B, the Ship B Mortgage;

(c)	in relation to Ship C, the Ship C Mortgage; and

(d)	in relation to Ship D, the Ship D Mortgage;

and "Mortgages" means any or all of them;

"Mortgaged Ship" means, at any relevant time, any Ship which is at such time subject to a Mortgage and/or the Earnings, Insurances and Requisition Compensation of which are subject to an Encumbrance pursuant to the relevant Ship Security Documents and a Ship shall, for the purposes of this Agreement, be deemed to be a Mortgaged Ship as from whichever shall be the earlier of (a) the Drawdown Date of the Advance for that Ship and (b) the date that the Mortgage of that Ship shall have been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid by the Agent pursuant to clause 4.3 following the sale or Total Loss of such Ship and (ii) the date on which all moneys owing under the Security Documents have been repaid in full;

"Novation Agreement" means:

(a)	in relation to Ship A, the Ship A Novation Agreement;

(b)	in relation to Ship B, the Ship B Novation Agreement;

(c)	in relation to Ship C, the Ship C Novation Agreement; and

(d)	in relation to Ship D, the Ship D Novation Agreement;

and "Novation Agreements" means any or all of them;

"Operating Account" means:

(a)	in relation to Ship A, the Ship A Operating Account;

(b)	in relation to Ship B, the Ship B Operating Account;

(c)	in relation to Ship C, the Ship C Operating Account; and

(d)	in relation to Ship D, the Ship D Operating Account;

and "Operating Accounts" means any or all of them;

"Operator" means any person who is from time to time during the Security Period concerned in the operation of a Ship and falls within the definition of "Company" set out in rule 1.1.2 of the Code;

"Permitted Borrowed Money" means, in relation to a Security Party, Borrowed Money of such Security Party by way of loans made to it by its shareholders or other members of the Group Provided that (a) prior to the relevant borrowing the Borrowers have advised the Agent of, and the Agent has approved in writing, the proposed borrowing by such Security Party of such Borrowed Money and (b) such loans are fully subordinated towards any amounts owing to the Creditors or any of them under the Security Documents;

"Permitted Encumbrance" means any Encumbrance in favour of the Creditors or any of them created pursuant to the Security Documents and Permitted Liens;

"Permitted Liens" means, in relation to each Ship any lien on that Ship for master's, officer's or crew's wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer's or outfitter's possessory lien for a sum not (except with the prior written consent of the Agent) exceeding the Casualty Amount;

"Pollutant" means and includes oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws;

"Quotation Date" means, in relation to any period for which LIBOR is to be determined under this Agreement, the second Banking Day before the first day of such period;

"Reference Banks" means the London branches of DVB Bank AG, Credit Suisse and HSBC and any other bank or financial institution appointed as such by the Agent from time to time in its discretion;

"Registry" means, in relation to a Ship, the Liberian International Ship and Corporate Registry or such registrar, commissioner or representative of the Flag State who is duly authorised and empowered to register such Ship, the relevant Borrower's title to such Ship and the relevant Mortgage under the laws and flag of the relevant Flag State;

"Related Company" of a person means any Subsidiary of such person, any company or other entity of which such person is a Subsidiary and any Subsidiary of any such company or entity;

"Relevant Jurisdiction" means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

"Repayment Dates" means, subject to clause 6.3 and in respect of the Tranche for each Ship, the date failing three (3) months after the Drawdown Date of the Advance for such Ship and each of the dates falling at three (3) monthly intervals after such date up to and including the earlier of (a) the date falling ninety six (96) months after such Drawdown Date of the Advance for such Ship and (b) 31 January 2016;

"Replacement Charters" means each of the charter agreements in respect of each of the Ships to be executed by the relevant Borrower and an Approved Charterer on terms acceptable to the Agent;

"Requisition Compensation" means, in relation to a Ship, all sums of money or other compensation from time to time payable during the Security Period by reason of the Compulsory Acquisition of such Ship;

"Retention Account" means:

(a)	in relation to Ship A, the Ship A Retention Account;

(b)	in relation to Ship B, the Ship B Retention Account;

(c)	in relation to Ship C, the Ship C Retention Account; and

(d)	in relation to Ship D, the Ship D Retention Account;

and "Retention Accounts" means any or all of them;

"Retention Amount" means:

(a)	in relation to Tranche A, each Tranche A Retention Amount;

(b)	in relation to Tranche B, each Tranche B Retention Amount;

(c)	in relation to. Tranche C, each Tranche C Retention Amount; and

(d)	in relation to Tranche D, each Tranche D Retention Amount;

and "Retention Amounts" means any or all of them;
"Retention Date" means:

(a)	in relation to Tranche A, each Tranche A Retention Date;

(b)	in relation to Tranche B, each Tranche B Retention Date;

(c)	in relation to Tranche C, each Tranche C Retention Date; and

(d)	in relation to Tranche D, each Tranche D Retention Date;

and "Retention Dates" means any or all of them;

"Security Agent" means DVB Group Merchant Bank (Asia) Ltd., acting through its office at 77 Robinson Road #30-02, Singapore 068896 (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other person as may be appointed as security agent and trustee by the Lenders, the Swap Provider and the Agent pursuant to clause 16.14 and includes its successors in title;

"Security Documents" means this Agreement, the Master Swap Agreement, the Master Swap Agreement Assignment, the Fee Letters, the Accounts Charge, the Share Pledges, the Mortgages, the General Assignments, the Charter Assignments and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrowers pursuant to this Agreement and/or the Master Swap Agreement or any other Security Documents (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement), including, without limitation, any FFA Agreements where the FFA Provider is DVB Bank AG or a Related Company thereof;

"Security Party" means the Borrowers, the Sponsor or any other person who may at any time be a party to any of the Security Documents (other than the Creditors);

"Security Period" means the period commencing on the date hereof and terminating upon the later of discharge of the security created by the Security Documents by payment of all monies payable thereunder;

"Security Requirement" means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Lenders) which is at any relevant time:

(a)	until the date falling three (3) years after the Delivery Date in respect of each Ship, one hundred and twenty five per cent (125%); or

(b)	from the date falling three (3) years and one day after the Delivery Date in respect of each Ship for the remainder of the Security Period, one hundred and thirty three per cent (133%)

of the aggregate of (i) the Loan at that time plus (ii) the Swap Exposure in relation to the Trenches drawn down at that time;
"Security Value" means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Lenders) which is, at any relevant time, the aggregate of (a) the Fair Market Value of the Mortgaged Ships and (b) the market value of any additional security for the time being actually provided to the Creditors or any of them pursuant to clause 8.2.1(b);

"Seller":

(a)	in relation to Ship A and Ship B, means Marine Bridge Investments Ltd.;

(b)	in relation to Ship C, means Sovereign Shipholding Ltd.; and

(c)	in relation to Ship D, means Able F Shipping Ltd;

and "Sellers" means any or all of them;

"Senior Commitment" means, in relation to a Lender, the amount set out opposite its name in part 1 of Schedule 1 or, as the case may be, in any relevant Transfer Certificate, as reduced by any relevant term of this Agreement;

"Senior Contribution" means, in relation to a Lender, the principal amount of the Senior Loan owing to that Lender at any relevant time;

"Senior Lenders" means the Lenders set out in part 1 of Schedule 1;

"Senior Loan" means the aggregate principal amount owing to the Senior Lenders under this Agreement in respect of the Senior Commitments at any relevant time;

"Share Pledge":

(a)	in relation to Borrower A, means the Borrower A Share Pledge;

(b)	in relation to Borrower B, means the Borrower B Share Pledge;

(c)	in relation to Borrower C, means the Borrower C Share Pledge; and

(d)	in relation to Borrower D, means the Borrower D Share Pledge;

and "Share Pledges" means any or all of them;

"Ship":

(a)	in relation to Tranche A and/or Borrower A, means Ship A;

(b)	in relation to Tranche B and/or Borrower B, means Ship B;

(c)	in relation to Tranche C and/or Borrower C, means Ship C; and

(d)	in relation to Tranche D and/or Borrower D, means Ship D;

and "Ships" means any or all of them;

"Ship A" means the 1998 built 29,538 dwt handysize bulk carrier known on the date of this Agreement as "Pacific Fighter", to be sold by the relevant Seller to Borrower A pursuant to the Ship A Contract and to be registered on the Delivery Date for such Ship in the ownership of Borrower A through the relevant Registry under the laws and flag of the relevant Flag State;

"Ship A Advance" means an Advance of up to twenty four million nine hundred and twenty seven thousand Dollars ($24,927,000) made or (as the context may require) to be made available to the Borrowers on the Delivery Date of Ship A for the purpose of financing part of the acquisition of Ship A by Borrower A pursuant to the Ship A Contract;

"Ship A Contract" means together (i) the memorandum of agreement dated 24 May 2007 between the Approved Charterer and the relevant Seller and addendum no. 1 thereto dated 10 August 2007, each as novated to Borrower A pursuant to the Ship A Novation Agreement relating to the sale by the Approved Charterer, and the purchase by such Seller, of Ship A and (ii) the on-sale and purchase contract dated 31 August 2007 made between the relevant Seller and Borrower A, relating to the sale by such Seller, and the purchase by Borrower A, of Ship A, each as may be amended and supplemented from time to time;

"Ship A Contract Price" means the purchase price for Ship A under the Ship A Contract, being thirty five million six hundred and ten thousand Dollars ($35,610,000);

"Ship A General Assignment" means the general assignment executed or (as the context may require) to be executed by Borrower A in favour of the Security Agent in the form set out in schedule 11;

"Ship A Mortgage" means the first preferred mortgage of Ship A executed or (as the context may require) to be executed by Borrower A in favour of the Security Agent in the form set out in schedule 10;

"Ship A Novation Agreement" means the novation agreement in respect of the Ship A Contract and the Approved Charter in respect of Ship A dated 16 August 2007 and made between the relevant Seller, the Approved Charterer and Borrower A;

"Ship A Operating Account" means an interest bearing Dollar account of Borrower A opened or (as the context may require) to be opened with the Account Bank with account number 190.001.6532 and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Ship A Operating Account for the purposes of this Agreement;

"Ship A Retention Account" means an interest bearing Dollar account of Borrower A opened or (as the context may require) to be opened with the Account Bank with account number 190.001.6540 and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Ship A Retention Account for the purposes of this Agreement;

"Ship B" means the 1997 built 29,516 dwt handysize bulk carrier known on the date of this Agreement as "Fiesta", to be sold by the relevant Seller to Borrower B pursuant to the Ship B Contract and to be registered on the Delivery Date for such Ship in the ownership of Borrower B through the relevant Registry under the laws and flag of the relevant Flag State;

"Ship B Advance" means an Advance of up to twenty four million one hundred and ninety two thousand Dollars ($24,192,000) made or (as the context may require) to be made available to the Borrowers on the Delivery Date of Ship B for the purpose of financing part of the acquisition of Ship B by Borrower B pursuant to the Ship B Contract;

"Ship B Contract" means together (i) the memorandum of agreement dated 24 May 2007 between the Approved Charterer and the relevant Seller and addendum no. 1 thereto dated 10 August 2007, each as novated to Borrower B pursuant to the Ship B Novation Agreement relating to the sale by the Approved Charterer, and the purchase by such Seller, of Ship B and (ii) the on-sale and purchase contract dated 31 August 2007 made between the relevant Seller and Borrower B, relating to the sale by such Seller, and the purchase by Borrower B, of Ship B, each as may be amended and supplemented from time to time;

"Ship B Contract Price" means the purchase price for Ship B under the Ship B Contract, being thirty four million five hundred and sixty thousand Dollars ($34,560,000);

"Ship B General Assignment" means the general assignment executed or (as the context may require) to be executed by Borrower B in favour of the Security Agent in the form set out in schedule 11;

"Ship B Mortgage" means the first preferred mortgage of Ship B executed or (as the context may require) to be executed by Borrower B in favour of the Security Agent in the form set out in schedule 10;

"Ship B Novation Agreement" means the novation agreement in respect of the Ship B Contract and the Approved Charter in respect of Ship B dated 16 August 2007 and made between the relevant Seller, the Approved Charterer and Borrower B;

"Ship B Operating Account" means an interest bearing Dollar account of Borrower B opened or (as the context may require) to be opened with the Account Bank with account number 190.001.6516 and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Ship B Operating Account for the purposes of this Agreement;

"Ship B Retention Account" means an interest bearing Dollar account of Borrower B opened or (as the context may require) to be opened with the Account Bank with account number 190.001.6524 and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Ship B Retention Account for the purposes of this Agreement;

"Ship C" means the 1996 built 29,538 dwt handysize bulk carrier known on the date of this Agreement as "Pacific Fantasy", to be sold by the relevant Seller to Borrower C pursuant to the Ship C Contract and to be registered on the Delivery Date for such Ship in the ownership of Borrower C through the relevant Registry under the laws and flag of the relevant Flag State;

"Ship C Advance" means an Advance of up to twenty three million two hundred and eight thousand five hundred Dollars ($23,208,500) made or (as the context may require) to be made available to the Borrowers on the Delivery Date of Ship C for the purpose of financing part of the acquisition of Ship C by Borrower C pursuant to the Ship C Contract;

"Ship C Contract" means together (i) the memorandum of agreement dated 24 May 2007 between the Approved Charterer and the relevant Seller and addendum no. 1 thereto dated 10 August 2007, each as novated to Borrower C pursuant to the Ship C Novation Agreement relating to the sale by the Approved Charterer, and the purchase by such Seller, of Ship C and (ii) the on-sale and purchase contract dated 31 August 2007 made between the relevant Seller and Borrower C, relating to the sale by such Seller, and the purchase by Borrower C, of Ship C, each as may be amended and supplemented from time to time;

"Ship C Contract Price" means the purchase price for Ship C under the Ship C Contract, being thirty three million one hundred and fifty five thousand Dollars ($33,155,000);

"Ship C General Assignment" means the general assignment executed or (as the context may require) to be executed by Borrower C in favour of the Security Agent in the form set out in schedule 11;

"Ship C Mortgage" means the first preferred mortgage of Ship C executed or (as the context may require) to be executed by Borrower C in favour of the Security Agent in the form set out in schedule 10;

"Ship C Novation Agreement" means the novation agreement in respect of the Ship C Contract and the Approved Charter in respect of Ship C dated 16 August 2007 and made between the relevant Seller, the Approved Charterer and Borrower C;

"Ship C Operating Account" means an interest bearing Dollar account of Borrower C opened or (as the context may require) to be opened with the Account Bank with account number 190.001.6419 and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Ship C Operating Account for the purposes of this Agreement;

"Ship C Retention Account" means an interest bearing Dollar account of Borrower C opened or (as the context may require) to be opened- with the Account Bank with account number 190.001.6427 and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Ship C Retention Account for the purposes of this Agreement;

"Ship D" means the 1998 built 29,534 dwt handysize bulk carrier known on the date of this Agreement as "Clipper Freeway", to be sold by the relevant Seller to Borrower D pursuant to the Ship D Contract and to be registered on the Delivery Date for such Ship in the ownership of Borrower D through the relevant Registry under the laws and flag of the relevant Flag State;

"Ship D Advance" means an Advance of up to twenty four million nine hundred and twenty seven thousand Dollars ($24,927,000) made or (as the context may require) to be made available to the Borrowers on the Delivery Date of Ship D for the purpose of financing part of the acquisition of Ship D by Borrower D pursuant to the Ship D Contract;

"Ship D Contract" means together (i) the memorandum of agreement dated 24 May 2007 between the Approved Charterer and the relevant Seller, relating to the sale by the Approved Charterer, and the purchase by the Seller, of Ship D and (ii) the memorandum of agreement dated 24 May 2007 between the relevant Seller and Borrower D, relating to the sale by the relevant Seller, and the purchase by Borrower D, of Ship D each as may be amended and supplemented from time to time;

"Ship D Contract Price" means the purchase price for Ship D under the Ship D Contract, being thirty five million six hundred and ten thousand Dollars ($35,610,000) or such other lesser sum in Dollars as may be payable as purchase price by Borrower D to the relevant Seller pursuant to the Ship D Contract;

"Ship D General Assignment" means the general assignment executed or (as the context may require) to be executed by Borrower D in favour of the Security Agent in the form set out in schedule 11;

"Ship D Mortgage" means the first preferred mortgage of Ship D executed or (as the context may require) to be executed by Borrower D in favour of the Security Agent in the form set out in schedule 10;

"Ship D Novation Agreement" means the novation agreement in respect of the Approved Charter in respect of Ship D dated 3 October 2007 and made between the relevant Seller, the Approved Charterer and Borrower D;

"Ship D Operating Account" means an interest bearing Dollar account of Borrower D opened or (as the context may require) to be opened with the Account Bank with account number 190.001.6559 and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Ship D Operating Account for the purposes of this Agreement;

"Ship D Retention Account" means an interest bearing Dollar account of Borrower D opened or (as the context may require) to be opened with the Account Bank with account number 6567 and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Ship D Retention Account for the purposes of this Agreement;

"Ship Security Documents":

(a)	in relation to Ship A, means the Ship A Mortgage, the Ship A General Assignment and a Charter Assignment in respect of Ship A;

(b)	in relation to Ship B, means the Ship B Mortgage, the Ship B General Assignment and a Charter Assignment in respect of Ship B;

(c)	in relation to Ship C, means the Ship C Mortgage, the Ship C General Assignment and a Charter Assignment in respect of Ship C; and

(d)	in relation to Ship D, means the Ship D Mortgage, the Ship D General Assignment and a Charter Assignment in respect of Ship D;

"SMC" means a safety management certificate issued in respect of a Ship in accordance with rule 13 of the Code;

"Spill" means any actual or threatened emission, spill, release or discharge of a Pollutant into the environment;

"Sponsor" means Maritime Capital Partners (Holdings) Limited of Canon's Court, 22 Victoria Street, Hamilton HM 12, Bermuda and includes its successors in title;

"Subsidiary" of a person means any company or entity directly or indirectly controlled by such person, and for this purpose "control" means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

"Swap Exposure" means, as at any relevant time, the amount certified by the Swap Provider to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrowers to the Swap Provider under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Swap Agreement if an Early Termination Date had occurred at the relevant time in relation to all continuing Designated Transactions thereunder;

"Swap Provider" means DVB Bank AG, acting through its office at Friedrich-Ebert-Anlage 2-14, 60325 Frankfurt/Main, Germany (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3 or the Master Swap Agreement) and includes its successors in title;

"Taxes" includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and "Taxation" shall be construed accordingly;

"Termination Date" means in relation to each Tranche (and each Advance thereof), 31 January 2008; or, in each such case, such later date as the Agent (acting on the instructions of the Lenders) in its sole discretion may agree in writing;

"Total Commitment" means, at any relevant time, the aggregate of all the Lenders' Commitments at such time;

"Total Loss" means, in relation to a Ship;

(a)	the actual, constructive, compromised or arranged total loss of such Ship; or

(b)	the Compulsory Acquisition of such Ship; or

(c)
the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Ship (other than where the same amounts to the Compulsory Acquisition of such Ship) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless such Ship be released and restored to the relevant Borrower (or, if prior to its Delivery Date, the relevant Seller) from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within forty five (45) days after the occurrence;

"Total Senior Commitments" means, at any relevant time, the total of the Senior Commitments of the Senior Lenders at such time;

"Total Junior Commitments" means, at any relevant time, the total of the Senior Commitments of the Junior Lenders at such time;

"Tranche":

(a)	in relation to Ship A and/or Borrower A, means Tranche A;

(b)	in relation to Ship B and/or Borrower B, means Tranche B;

(c)	in relation to Ship C and/or Borrower C, means Tranche C; and

(d)	in relation to Ship D and/or Borrower D, means Tranche D;

and "Tranches" means any or all of them;

"Tranche A" means a tranche of the Total Commitment and the Loan comprising the Ship A Advance;

"Tranche A Retention Amount" means, in relation to any Tranche A Retention Date, such sum as shall be the aggregate of:

(a)
one third (1/3) of the repayment instalment due for payment pursuant to clause 4.1 (as the same may have been reduced by any prepayment) on the Repayment Date after the relevant Tranche A Retention Date; and

(b)
the applicable fraction (as hereinafter defined) of the aggregate amount of interest falling due for payment in respect of each part of Tranche A during and at the end of each Interest Period current at the relevant Tranche A Retention Date and, for this purpose, the expression "applicable fraction" in relation to each Interest Period shall mean a fraction having a numerator of one and a denominator equal to the number of Tranche A Retention Dates falling within the relevant Interest Period;

"Tranche A Retention Dates" means the date falling one (1) month after the Delivery Date of Ship A and each of the dates falling at monthly intervals after such date and prior to the final Repayment Date for Tranche A;

"Tranche B" means a tranche of the Total Commitment and the Loan comprising the Ship B Advance;

"Tranche B Retention Amount" means, in relation to any Tranche B Retention Date, such sum as shall be the aggregate of:

(a)
one third (1/3) of the repayment instalment due for payment pursuant to clause 4.1 (as the same may have been reduced by any prepayment) on the Repayment Date after the relevant Tranche B Retention Date; and

(b)
the applicable fraction (as hereinafter defined) of the aggregate amount of interest falling due for payment in respect of each part of Tranche B during and at the end of each Interest Period current at the relevant Tranche B Retention Date and, for this purpose, the expression "applicable fraction" in relation to each Interest Period shall mean a fraction having a numerator of one and a denominator equal to the number of Tranche B Retention Dates falling within the relevant Interest Period;

"Tranche B Retention Dates" means the date falling one (1) month after the Delivery Date of Ship B and each of the dates falling at monthly intervals after such date and prior to the final Repayment Date for Tranche B;

"Tranche C" means a tranche of the Total Commitment and the Loan comprising the Ship C Advance;

"Tranche C Retention Amount" means, in relation to any Tranche C Retention Date, such sum as shall be the aggregate of:

(a)
one third (1/3) of the repayment instalment due for payment pursuant to clause 4.1 (as the same may have been reduced by any prepayment) on the Repayment Date after the relevant Tranche C Retention Date; and

(b)
the applicable fraction (as hereinafter defined) of the aggregate amount of interest falling due for payment in respect of each part of Tranche C during and at the end of each Interest Period current at the relevant Tranche C Retention Date and, for this purpose, the expression "applicable fraction" in relation to each Interest Period shall mean a fraction having a numerator of one and a denominator equal to the number of Tranche C Retention Dates falling within the relevant Interest Period;

"Tranche C Retention Dates" means the date falling one (1) month after the Delivery Date of Ship C and each of the dates falling at monthly intervals after such date and prior to the final Repayment Date for Tranche C;

"Tranche D" means a tranche of the Total Commitment and the Loan comprising the Ship Advance;

"Tranche D Retention Amount" means, in relation to any Tranche D Retention Date, such sum as shall be the aggregate of:

(a)
one third (1/3) of the repayment instalment due for payment pursuant to clause 4.1 (as the same may have been reduced by any prepayment) on the Repayment Date after the relevant Tranche D Retention Date; and

(b)
the applicable fraction (as hereinafter defined) of the aggregate amount of interest falling due for payment in respect of each part of Tranche D during and at the end of each Interest Period current at the relevant Tranche D Retention Date and, for this purpose, the expression "applicable fraction" in relation to each Interest Period shall mean a fraction having a numerator of one and a denominator equal to the number of Tranche D Retention Dates falling within the relevant Interest Period;

"Tranche D Retention Dates" means the date falling one (1) month after the Delivery Date of Ship D and each of the dates falling at monthly intervals after such date and prior to the final Repayment Date for Tranche D;

"Transaction" has the meaning given to it in the Master Swap Agreement;

"Transfer Certificate" means a certificate in substantially the form set out in schedule 4;

"Transferee Lender" has the meaning ascribed thereto in clause 15.3;

"Transferor Lender" has the meaning ascribed thereto in clause 15.3;

"Trust Deed" means a trust deed in the form, or substantially in the form, set out in schedule 5;

"Trust Property" means (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Security Agent under or pursuant to the Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to the Security Agent in the Security Documents), (ii) all moneys, property and other assets paid or transferred to or vested in the Security Agent or any agent of the Security Agent or any receiver or received or recovered by the Security Agent or any agent of the Security Agent or any receiver pursuant to, or in connection with, any of the Security Documents whether from any Security Party or any other person and (iii) all moneys, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Security Agent or any agent of the Security Agent or any receiver in respect of the same (or any part thereof); and

"Underlying Documents" means, together, the Contracts, the Approved Charters, the Novation Agreements and any Replacement Charters (if applicable) and "Underlying Document" means any of them.

1.3           Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4           Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.4.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.4.2
references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3
references to a "regulation" include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.4.4	words importing the plural shall include the singular and vice versa;

1.4.5	references to a time of day are to Singapore time;

1.4.6
references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity and shall include its successors in title, permitted assignees and transferees;

1.4.7
references to a "guarantee" include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and "guaranteed" shall be construed accordingly;

1.4.8	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended; and

1.4.9	a Default or Event of Default is "continuing" if it has not been remedied or waived in each case to the satisfaction of the Agent acting on the instructions of the Majority Lenders.

1.5           Majority Lenders

Where this Agreement or any other Security Document provides for any matter to be determined by reference to the opinion of the Majority Lenders or to be subject to the consent or request of the Majority Lenders or for any action to be taken on the instructions in writing of the Majority Lenders, such opinion, consent, request or instructions shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of such Lenders shall have given or issued such opinion, consent, request or instructions but so that (as between the Borrowers and the Lenders) the Borrowers shall be entitled (and bound) to assume that such notice shall have been duly received by each relevant Lender and that the relevant majority shall have been obtained to constitute Majority Lenders whether or not this is in fact the case.

1.6           Lenders' Commitments

For the purposes of the definition of "Majority Lenders" in clause 1.2, references to the Commitment of a Lender shall, if the Total Commitment has, at any relevant time, been reduced to zero, be deemed to be a reference to the Commitment of that Lender immediately prior to such reduction to zero.

2	The Total Commitment and the Advances

2.1           Agreement to Lend

The Lenders, relying upon each of the representations and warranties in clause 7, agree to lend to the Borrowers, jointly and severally, upon and subject to the terms of this Agreement, the principal sum of up to ninety seven million two hundred and fifty four thousand five hundred Dollars ($97,254,500) in four (4) Advances. The obligation of each Lender under this Agreement shall be to contribute that proportion of:

2.1.1	the Senior Loan in respect of such Advance which, as at the Drawdown Date, its Senior Commitment bears to the Total Senior Commitments; and

2.1.2	the Junior Loan in respect of such Advance which, as at the Drawdown Date, its Junior Commitment bears to the Total Junior Commitments.

No Lender shall be obliged to contribute any amount in excess of its Commitment.

2.2           Obligations several

The obligations of the Lenders under this Agreement are several according to their respective Commitments and/or Contributions; the failure of any Lender to perform such obligations or the failure of the Swap Provider to perform its obligations under the Master Swap Agreement shall not relieve any other Creditor or the Borrowers or any of them of any of their respective obligations or liabilities under this Agreement or, as the case may be, the Master Swap Agreement nor shall any Creditor be responsible for the obligations of any other Creditor (except for its own obligations, if any, as a Lender or Swap Provider) under this Agreement or the Master Swap Agreement.

2.3           Interests several

Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Lenders) the interests of the Creditors are several and the amount due to any Creditor is a separate and independent debt. Each Creditor shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Creditor to be joined as an additional party in any proceedings for this purpose.

2.4           Drawdown

Subject to the terms and conditions of this Agreement, each Advance shall be made to the Borrowers following receipt by the Agent from the Borrowers of a Drawdown Notice not later than 10:00 a.m. on the third Banking Day before the date, which shall be a Banking Day falling within the Drawdown Period for such Advance, on which the Borrowers propose such Advance is made. A Drawdown Notice (a) shall be effective on actual receipt by the Agent and (b) once given, shall, subject as provided in clause 3.6.1, be irrevocable.

2.5           Timing, restrictions and limitation of Advances

2.5.1
The aggregate amount of the Loan shall not exceed the lower of (a) ninety seven million two hundred and fifty four thousand five hundred Dollars ($97,254,500) and (b) the amount in Dollars which is seventy per cent (70%) of the aggregate Fair Market Value of the Ships, and each Advance shall, subject to the following provisions of this clause 2.5, be for such amount as is specified in the Drawdown Notice for that Advance.

2.5.2
The aggregate amount of the Tranche for each Ship shall not exceed the lower of (a) the amount in Dollars which is seventy per cent (70%) of the Contract Price of such Ship and (b) the amount in Dollars which is seventy per cent (70%) of the Fair Market Value of such Ship.

2.5.3
The amount of the Senior Loan in relation to the Tranche for each Ship shall not exceed the lower of (a) the amount in Dollars which is sixty per cent (60%) of the Contract Price of such Ship and (b) the amount in Dollars which is sixty per cent (60%) of the Fair Market Value of such Ship.

2.5.4
The amount of the Junior Loan in relation to the Tranche for each Ship shall not exceed the lower of (a) the amount in Dollars which is ten per cent (10%) of the Contract Price of such Ship and (b) the amount in Dollars which is ten per cent (10%) of the Fair Market Value of such Ship.

2.6           Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement, the Agent shall promptly notify each Lender and each Lender shall, on the Drawdown Date for the relevant Advance, make available to the Agent its portion of the relevant Advance for payment by the Agent in accordance with clause 6.2. The Borrowers acknowledge that payment of any Advance or part thereof to the relevant Seller or to the Borrowers or any of them in accordance with clause 6.2, shall satisfy the obligation of the Lenders to lend that Advance to the Borrowers under this Agreement.

2.7           Termination of Total Commitment

Any part of the Total Commitment undrawn and uncancelled at the end of the relevant Drawdown Period shall thereupon be automatically cancelled.

2.8           Application of proceeds

Without prejudice to the Borrowers' obligations under clause 8.1.3, no Creditor shall have any responsibility for the application of the proceeds of the Loan or any part thereof by the Borrowers.

2.9           Derivative transactions

2.9.1
If at any time the Borrowers wish to enter into interest rate swap or other derivative transactions or instruments for the purpose of hedging all or any part of their exposure under this Agreement to interest rate fluctuations, they shall advise in writing, and discuss with, the Lenders their hedging strategy in respect of such transactions or instruments and, when such hedging strategy has been discussed between the Borrowers and the Lenders, the Borrowers shall advise the Swap Provider in writing of such strategy.

2.9.2
Any such swap or other derivative transaction or instrument shall be concluded (a) with the Swap Provider under the Master Swap Agreement and/or (b) with the FFA Provider under the FFA Agreement and/or (c) with any other counterparty, provided however that no such transaction or instrument shall be concluded or entered into by the Borrowers with a counterparty other than the Swap Provider, unless (i) the Borrowers shall have first given the Swap Provider the opportunity to make an offer for the same or an equivalent transaction or instrument, (ii) the Swap Provider has made such an offer, (iii) the Borrowers have declined the offer of the Swap Provider and (iv) the Agent has given its consent to such transaction or instrument pursuant to clauses 8.3.8 and 8.3.17.

2.9.3
No such swap or other derivative transaction or instrument shall be concluded or entered into with the Swap Provider unless the Swap Provider and the Agent first agree to it in writing. For the avoidance of doubt, other than the Agent's and the Swap Provider's agreement in writing referred to in the preceding sentence, no other prior approval is required by the Borrowers from any of the Creditors before concluding any such swap or other derivative transaction or instrument with the Swap Provider.

2.9.4	If and when any such swap or other derivative transaction or instrument has been concluded or executed with the Swap Provider, it shall constitute a Designated Transaction, and the

Borrowers shall sign a Confirmation with the Swap Provider and advise the Lenders through the Agent promptly after concluding any Designated Transaction.

2.9.5
If and when any such swap or other derivative transaction or instrument has been concluded or executed with a counterparty other than the Swap Provider, the Borrowers shall advise the Agent promptly after concluding any such transaction or instrument.

3	Interest and Interest Periods

3.1           Normal interest rate

The Borrowers shall pay interest on each Advance or (as the case may be) Tranche, in respect of each Interest Period relating thereto on each Interest Payment Date at the rate per annum determined by the Agent to be the aggregate of (a) the Margin and (b) LIBOR for such Interest Period.

3.2           Selection of Interest Periods

Subject to clause 3.3, the Borrowers may by notice received by the Agent not later than 10:00 a.m. on the third Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of three (3) months or six (6) months or, subject to availability, such other period as the Borrowers may select and the Agent (acting on the instructions of the Majority Lenders) may agree.

3.3           Determination of Interest Periods

Every Interest Period shall be of the duration specified by the Borrowers pursuant to clause 3.2 but so that:

3.3.1
the initial Interest Period in respect of each Advance shall commence on the date such Advance is made and each subsequent Interest Period in respect of such Advance shall commence on the day after the last day of the previous Interest Period in respect of such Advance;

3.3.2
if any Interest Period for a Tranche would otherwise overrun a Repayment Date for such Tranche, then, in the case of the last Repayment Date for such Tranche, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Repayment Dates for such Tranche, the relevant Tranche shall be divided into parts so that there is one part in the amount of the repayment instalment or instalments due on each Repayment Date for such Tranche falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of such Tranche having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3; and

3.3.3
if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 or this clause 3.3 such Interest Period shall have a duration of three (3) months or such other period as shall comply with this clause 3.3.

3.4           Default interest

If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents (other than the Master Swap Agreement), the Borrowers shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Agent pursuant to this clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Agent each of which (other than the first, which shall commence on such due date) shall commence on the day after the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Agent) of (a) two per cent (2%) per annum, (b) the Margin and (c) LIBOR for such period. Such interest shall be due and payable on the last day of each such period as determined by the Agent and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Agent under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 8.2.1(a) or 12.1, on a date other than an interest Payment Date relating thereto, the first such period selected by the Agent shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.6.1, the Agent is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4, each Lender shall promptly notify the Agent of the cost of funds to such Lender and interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Agent to be two per cent (2%) per annum above the aggregate of the Margin and the cost of funds to such Lender.

3.5           Notification of Interest Periods and interest rate

The Agent shall notify the Borrowers, the Lenders promptly of the duration of each Interest Period and of each rate of interest (or, as the case may be default interest) determined by it under this clause 3.

3.6           Market disruption; non-availability

3.6.1	If and whenever, at any time prior to the commencement of any Interest Period:

(a)
the Agent shall have determined (which determination shall, in the absence of manifest error, be conclusive) that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period; or

(b)
where applicable none or only one of the Reference Banks supplies the Agent with a quotation for the purpose of calculating LIBOR (being unable on reasonable grounds and not just unwilling to do so); or

(c)
the Agent shall have received notification from Lenders with Contributions aggregating not less than one third (1/3rd) of the Loan or, prior to the first drawdown, from Lenders with Commitments aggregating not less than one-third (1/3rd) of the Total Commitment, that deposits in Dollars are not available to such Lenders in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan or their Contributions for such Interest Period, the Agent shall forthwith give notice (a "Determination Notice") thereof to the Borrowers and to each of the Lenders and the Swap Provider. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Total Commitment shall not be borrowed until notice to the contrary is given to the Borrowers by the Agent.

3.6.2
During the period of ten (10) days after any Determination Notice has been given by the Agent under clause 3.6.1, each Lender shall negotiate in good faith with the Borrowers (but without incurring any legal obligations) with a view to arriving at an alternative basis (the "Substitute Basis") for maintaining the Loan, failing which the Borrowers shall promptly, on first demand or within the time limit determined by the Agent, prepay the Loan together with accrued interest thereon to the date of prepayment (calculated at the rate or rates most lately applicable to the Loan) and all other sums payable by the Borrowers or any of them under the Security Documents. In such a case the Borrowers shall pay to each Lender such amount as may be determined by each Lender to be necessary to compensate that Lender for the increased cost (if any) of maintaining the Loan during the period of negotiation referred to in this clause 3.6 until such prepayment.

3.6.3
Each Substitute Basis may include (without limitation) alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to the relevant Lender equivalent to the Margin. Each Substitute Basis so certified shall be binding upon the Borrowers and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Agent notifies the Borrowers that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.

3.7           Reference Bank quotations

If any Reference Bank is unable on reasonable grounds to furnish a quotation for the purposes of calculating LIBOR the interest rate shall be determined, subject to clause 3.6, on the basis of quotations furnished by the other Reference Banks.

4	Repayment and prepayment

4.1           Repayment

The Borrowers shall repay each Tranche by thirty two (32) consecutive quarterly repayment instalments, one such instalment to be repaid on each of the Repayment Dates for such Tranche. Subject to the provisions of this Agreement,

4.1.1	the amount of each of the first to fourth instalments (inclusive) in respect of each such Tranche shall be three per cent (3%) of such Tranche;

4.1.2	the amount of each of the fifth to eighth instalments (inclusive) in respect of each such Tranche shall be two point six three per cent (2.63%) of such Tranche;

4.1.3	the amount of each of the ninth to twelfth instalments (inclusive) in respect of each such Tranche shall be two point four two per cent (2.42%) of such Tranche;

4.1.4	the amount of each of the thirteenth to thirty first instalments (inclusive) in respect of each such Tranche shall be two point one four per cent (2.14%) of such Tranche; and

4.1.5
the amount of the final instalment in respect of each such Tranche shall be twenty seven point one four percent (27.14%) of such Tranche, comprising a repayment instalment of two point one four per cent (2.14%) of such Tranche and a balloon payment (subject to clause 14.4) of twenty five per cent (25%) of such Tranche (the "Balloon Instalment")).

4.2           Voluntary prepayment

The Borrowers may prepay any Tranche in whole or part (such part being in an amount of two hundred and fifty thousand Dollars ($250,000) or any larger sum which is an integral multiple of two hundred and fifty thousand Dollars ($250,000)) on any Interest Payment Date relating to the part of the Loan to be repaid without premium or penalty subject always to their obligations under clause 4.4.

4.3           Prepayment on Total Loss, transfers or sales

4.3.1	Before Delivery Date of a Ship

On a Ship becoming a Total Loss or on or prior to the completion of the novation, transfer or assignment of a Contract by the relevant Borrower to another person (with the prior written consent of the Security Agent as and when required by the Security Documents), in each case, before the Advance for such Ship is drawn down, then (a) the obligation of the Lenders to advance the Advance for such Ship (or part thereof) shall immediately cease and (b) the Total Commitment shall be reduced by the amount of the Tranche relevant to such Ship.

4.3.2	Thereafter - Mortgaged Ships

(a)
On the date falling forty five (45) days after that on which a Mortgaged Ship became a Total Loss or, if earlier, on the date upon which the insurance proceeds in respect of such Total Loss are, or Requisition Compensation is, received by the relevant Borrower (or the Agent or any other Creditor pursuant to the Security Documents), the Borrowers shall prepay in full the Tranche relating to such Mortgaged Ship.

(b)
In the event of a sale of any Mortgaged Ship, or in the event of refinancing of any Mortgaged Ship by another bank, the Borrowers shall, on completion of such sale or refinancing, prepay an amount equal to the Tranche for such Mortgaged Ship in full together with accrued interest thereon to the date of prepayment and any other amounts payable under clauses 4.4 and 4.6. Each Borrower may sell or enter into any agreement to sell or otherwise dispose of its Mortgaged Ship without the prior written consent of the Agent or the other Creditors, if such Borrower delivers to the Agent evidence satisfactory to the Agent (acting on the instructions of the Majority Lenders) that such sale is or will be for the Fair Market Value of such Mortgaged Ship to an arm's length purchaser and is for payment in cash and provided further that no Event of Default has occurred and is continuing or will, on completion of such sale, have occurred and be continuing, and the Agent (acting on the instructions of the Majority Lenders) is satisfied, and on condition, that on or immediately after the delivery of such Mortgaged Ship to the relevant purchaser, the net sale proceeds of such Mortgaged Ship will be not less than the full amount of the Tranche for such Mortgaged Ship together with any other amounts payable to the Creditors upon completion of such sale pursuant to this clause 4.3 and any other amounts payable under clauses 4.4 and 4.6 in respect of such Tranche.

4.3.3	Interpretation

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:

(a)	in the case of an actual total loss of a Ship, on the actual date and at the time such Ship was lost or, if such date is not known, on the date on which such Ship was last reported;

(b)
in the case of a constructive total loss of a Ship, upon the date (the "NOA Date") and at the time notice of abandonment of such Ship is given to the insurers of such Ship for the time being (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit the relevant claim, on the earlier of (i) the date when either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred and (ii) the date falling thirty (30) days after the NOA Date;

(c)
in the case of a compromised or arranged total loss of a Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of such Ship;

(d)	in the case of Compulsory Acquisition of a Ship which is a Mortgaged Ship, on the date upon which the relevant requisition of title or other compulsory acquisition of such Ship occurs; and

(e)
in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Ship (other than where the same amounts to Compulsory Acquisition of such Ship) by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the relevant Borrower (or, if prior to the Delivery Date, the relevant Seller) of the use of such Ship for more than forty five (45) days upon the expiry of the period of forty five (45) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.

4.4           Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

4.4.1	accrued interest on the amount to be prepaid to the date of such prepayment;

4.4.2
a prepayment fee at the rate of zero point five per cent (0.5%) of the principal amount prepaid if (i) such prepayment (other than prepayments pursuant to clause 12.1.3) is made within three (3) years of the relevant Tranche or Tranches being drawn down and (ii) such Tranche is being refinanced by another financial institution;

4.4.3	any additional amount payable under clauses 6.6 or 12.1.3; and

4.4.4
all other sums payable by the Borrowers to the Creditors under this Agreement or any of the other Security Documents including, without limitation, any accrued commitment commission payable under clause 5.1 and any amounts payable under clause 4.6 or clause 11.

4.5           Notice of prepayment; reduction of repayment instalments

4.5.1
No prepayment may be effected under clause 4.2 unless the Borrowers shall have given the Agent at least seven (7) Banking Days' prior written notice of their intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Agent, shall be irrevocable, shall specify the Tranche and the amount thereof to be prepaid and shall oblige the Borrowers to make such prepayment on the date specified.

4.5.2
Any amount prepaid pursuant to clause 8.2.1(a) shall be applied in prepayment of all Trenches proportionately as between them and in reduction of the repayment instalments of each Tranche under clause 4.1.1 (including the Balloon Instalment) proportionately.

4.5.3
Any amounts prepaid pursuant to clause 4.2 in respect of a Tranche shall be applied in reducing the repayment instalments of that Tranche under clause 4.1.1 (including the Balloon Instalment) in inverse order of maturity.

4.5.4	The Borrowers may not prepay the Loan or any part thereof save as expressly provided in this Agreement. No amount prepaid under this Agreement may be reborrowed.

4.6           Unwinding of Designated Transactions

On or prior to any repayment or prepayment of all or part of the Loan (including, without limitation, pursuant to clauses 4.2, 4.3 or 8.2.1(a) or any other provision of this Agreement), the Borrowers shall, upon the request of the Agent and at the cost of the Borrowers, wholly or partially reverse, offset, unwind, cancel, close out, net out or otherwise terminate one or more of the continuing Designated Transactions under the Master Swap Agreement so that the notional principal amount of the continuing Designated Transactions thereafter remaining under the Master Swap Agreement does not, and will not in the future (taking into account the scheduled amortisation), exceed the amount of the Loan as reducing from time to time thereafter pursuant to clause 4.1.

5	Fees, commitment commission and expenses

5.1           Fees

The Borrowers shall pay to the Agent:

5.1.1
for the account of the Arranger, on the date of this Agreement, an arrangement fee of such amount as specified in the relevant Fee Letter (for further sharing and distribution between the Arranger and the Lenders as separately agreed between them);

5.1.2
for the account of the Agent and Security Agent (to be split equally), on the date of this Agreement and on each anniversary thereof, an agency fee of such amount as specified in the relevant Fee Letter;

5.1.3
for the account of each Lender, on each of the dates falling at three (3) monthly intervals after 31 January 2008 until the last day of the last Drawdown Period to elapse, and on the last day of the last Drawdown Period to elapse, commitment commission computed from 31 January 2008 (in the case of the first payment of commission) and from the due date of the preceding payment of commission (in the case of each subsequent payment) at the rate of zero point three five per cent (0.35%) per annum on the daily undrawn amount of such Lender's Commitment; and

The fee and commission referred to in clause 5.1 shall be payable by the Borrowers to the Agent, whether or not any part of the Total Commitment is ever advanced and shall be, in each case, nonrefundable.

5.2           Expenses

The Borrowers shall pay to the Agent on a full indemnity basis on demand:

5.2.1
all reasonable expenses (including legal, printing and out-of-pocket expenses) incurred by the Creditors or any of them in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any amendment or extension of or the granting of any waiver or consent under, any of the Security Documents and the syndication of the Loan; and

5.2.2
all expenses (including legal, printing and out-of-pocket expenses) incurred by the Creditors or any of them in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Security Documents, or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4 from the date on which such expenses were demanded to the date of payment (as well after as before judgment).

5.3           Value added tax or goods and services tax

All fees and expenses payable pursuant to this clause 5 shall be paid together with value added tax or goods and services tax or any similar tax (if any) properly chargeable thereon. Any value added tax or goods and services tax chargeable in respect of any services supplied by the Creditors or any of them under this Agreement shall, on delivery of the value added tax or goods and services tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4           Stamp and other duties

The Borrowers shall pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by any of the Creditors) imposed on or in connection with any of the Underlying Documents, the Security Documents and the Loan and shall indemnify the Creditors or any of them against any liability arising by reason of any delay or omission by the Borrowers to pay such duties or taxes.

6	Payments and taxes; accounts and calculations

6.1           No set-off or counterclaim

The Borrowers acknowledge that in performing their obligations under this Agreement, the Lenders will be incurring liabilities to third parties in relation to the funding of amounts to the Borrowers, such liabilities matching the liabilities of the Borrowers to the Lenders and that it is reasonable for the Lenders to be entitled to receive payments from the Borrowers gross on the due date in order that each of the Lenders is put in a position to perform its matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrowers under any of the Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in Dollars on the due date to such account at such bank and in such place as the Agent may from time to time specify for this purpose. Save as otherwise provided in this Agreement or any relevant Security Documents, such payments shall be for the account of all Lenders and the Agent shall distribute such payments in like funds as are received by the Agent to the Lenders rateably, in accordance with their respective Commitment (if prior to the first drawdown) or Contribution (if following the first drawdown).

6.2           Payment by the Lenders

All sums to be advanced by the Lenders to the Borrowers under this Agreement shall be remitted in Dollars on the Drawdown Date for the relevant Advance to the account of the Agent at such bank as the Agent may have notified to the Lenders and shall be paid by the Agent on such date in like funds as are received by the Agent to the account specified in the Drawdown Notice for such Advance.

6.3           Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4           Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) days year.

6.5           Certificates conclusive

Any certificate or determination of the Agent as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrowers and on the Lenders.

6.6           Grossing-up for Taxes

6.6.1
If at any time the Borrowers or any of them are required to make any deduction or withholding in respect of Taxes (other than Taxes on a Lender's overall net income) from any payment due under any of the Security Documents for the account of any Creditor or if the Agent or the Security Agent is required to make any deduction or withholding from a payment to another Creditor or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrowers or any of them in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant Creditor receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrowers shall indemnify each Creditor against any losses or costs incurred by it by reason of any failure of the Borrowers or any of them to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrowers shall promptly deliver to the Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.6.2
If at any time any Lender is required to make any deduction or withholding in respect of Taxes from any payment due under this Agreement for the account of the Agent, the sum due from such Lender in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Agent receives on the due date for such payment (and retains free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and each Lender shall indemnify the Agent against any losses or costs incurred by either of them by reason of any failure of such Lender to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment.

6.6.3
For the avoidance of doubt, clause 6.6.1 does not apply in respect of sums due from the Borrowers to the Swap Provider under or in connection with the Master Swap Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Swap Agreement shall apply.

6.7           Loan account

Each Lender shall maintain, in accordance with its usual practice, an account evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. The Agent and/or the Security Agent shall maintain a control account showing the Loan and other sums owing by the Borrowers under the Security Documents and all payments in respect thereof being made from time to time. The control account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrowers under the Security Documents.

6.8           Agent may assume receipt

Where any sum is to be paid under the Security Documents to the Agent or, as the case may be, the Security Agent for the account of another person, the Agent or, as the case may be, the Security Agent may assume that the payment will be made when due and the Agent or, as the case may be, the Security Agent may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Agent or, as the case may be, the Security Agent, then the person to whom such sum was so made available shall on request refund such sum to the Agent or, as the case may be, the Security Agent together with interest thereon sufficient to compensate the Agent or, as the case may be, the Security Agent for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable shall indemnify the Agent or, as the case may be, the Security Agent for any and all loss or expense which the Agent or, as the case may be, the Security Agent may sustain or incur as a consequence of such sum not having been paid on its due date.

6.9           Partial payments

If, on any date on which a payment is due to be made by the Borrowers under any of the Security Documents, the amount received by the Agent from the Borrowers falls short of the total amount of the payment due to be made by the Borrowers on such date then, without prejudice to any rights or remedies available to the Agent, the Security Agent and the Lenders under any of the Security Documents, the Agent shall apply the amount actually received from the Borrowers in or towards discharge of the obligations of the Borrowers under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrowers:

6.9.1	first, in or towards payment, on a pro-rata basis, of any unpaid costs and expenses of the Agent, the Security Agent and the Swap Provider under any of the Security Documents;

6.9.2
secondly, in or towards payment, on a pro rata basis, of any fees and accrued commissions payable to either Arranger, the Agent or any of the other Creditors (other than the Swap Provider) under, or in relation to, the Security Documents which remain unpaid;

6.9.3
thirdly, in or towards payment to the Senior Lenders, on a pro rata basis, of any accrued interest in respect of the Senior Loan which shall have become due under any of the Security Documents (other than the Master Swap Agreement) but remains unpaid;

6.9.4	fourthly, in or towards payment to the Senior Lenders, on a pro rata basis, of any principal in respect of the Senior Loan, which shall have become due but remains unpaid;

6.9.5
fifthly, in or towards payment to the Junior Lenders, on a pro rata basis, of any accrued interest in respect of the Junior Loan which shall have become due under any of the Security Documents (other than the Master Swap Agreement) but remains unpaid;

6.9.6	sixthly, in or towards payment to the Junior Lenders, on a pro rata basis, of any principal in respect of the Junior Loan, which shall have become due but remains unpaid;

6.9.7	seventhly, in or towards payment to the Cash Collateral Account of any amounts so payable pursuant to the terms of this Agreement or the other Security Documents;

6.9.8
eighthly, in or towards payment to the Lenders, on a pro rata basis, for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid and which amounts are so payable under this Agreement;

6.9.9	ninthly, in or towards payment to the Swap Provider of any sums owing to it under the Master Swap Agreement; and

6.9.10
finally, in or towards payment to the relevant person of any other sum which shall have become due under any of the Security Documents but remains unpaid (and, if more than one such sum so remains unpaid, on a pro rata basis).

7	Representations and warranties

7.1           Continuing representations and warranties

The Borrowers jointly and severally represent and warrant to each Creditor that:

7.1.1	Due incorporation

each of the Borrowers and each of the other Security Parties are duly incorporated and validly existing in good standing, in the case of the Borrowers, under the laws of Liberia and, in the case of each of the other Security Parties, under the laws of their respective countries of incorporation as limited liability companies or (as the case may be) corporations and have power to carry on their respective businesses as they are now being conducted and to own their respective property and other assets;

7.1.2	Corporate power

each of the Borrowers has power to execute, deliver and perform its obligations under the Underlying Documents and the relevant Borrowers' Security Documents to which it is or is to be a party and to borrow the Total Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of any Borrower to borrow will be exceeded as a result of borrowing the Loan;

7.1.3	Binding obligations

the Underlying Documents and the Security Documents constitute or will, when executed, constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any of the Borrowers or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Borrowers or any other Security Party is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any of the Borrowers or any other Security Party or (iv) result in the creation or imposition of or oblige any of the Borrowers or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Borrowers or any other Security Party;

7.1.5	No litigation

no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of any of the Borrowers, threatened against any of the Borrowers or any other Security Party which could have a material adverse effect on the business, assets or financial condition of any of the Borrowers or any other Security Party;

7.1.6	No filings required

save for the registration of the Mortgages in the relevant register under the laws of the relevant Flag State through the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

7.1.7	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgages and the Accounts Charge), the choice of (i) the law of the Flag State to govern the Mortgages and (ii) Singapore law to govern the Accounts Charge, and the submissions by the Security Parties to the non-exclusive jurisdiction of the English courts or, as the case may be, the Singapore courts, are valid and binding;

7.1.8	No immunity

neither the Borrowers nor any other Security Party nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

7.1.9	Consents obtained

every consent, authorisation, licence or approval of; or registration with or declaration to, governmental or public bodies or authorities or courts: required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Underlying Documents and each of the Security Documents to which it is or is to be a party or the performance by each Security Party of its obligations under the Security Documents or the Underlying Documents to which it is or is to be a party has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

7.1.10	Shareholdings

each of the Borrowers is a wholly-owned direct Subsidiary of the Sponsor and all of the issued shares in the Sponsor are legally and ultimately beneficially owned by such person or persons as disclosed by or on behalf of the Borrowers to the Arranger and the Lenders in the negotiation of this Agreement;

7.1.11	No material adverse change

there has been no material adverse change:

(a)
in the business, assets, operations, results of operations, management performance, prospects, properties or the condition (financial or otherwise) of any of the Borrowers or the Group as a whole from that described by or on behalf of the Borrowers or any other Security Party to the Agent and/or the Arranger in the negotiation of this Agreement; or

(b)	in the ability of any of the Borrowers or any other Security Party to comply with any of their respective obligations under the Security Documents or any of them; or

(c)	in the legality, validity or enforceability of any of the Security Documents or any of the rights or remedies of the Creditors or any of them thereunder;

7.1.12	Borrowers' own account

in relation to the borrowing by each Borrower of the Loan or any part thereof, the performance and discharge of its obligations and liabilities under the Security Documents and the transactions and other arrangements effected or contemplated by this Agreement, each Borrower is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat money laundering; and

7.1.13	Solvency

(a)	no Security Party is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments on any of its debts;

(b)
no Security Party by reason of actual or anticipated financial difficulties has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness;

(c)
the value of the assets of each of the Security Parties is not less than their respective liabilities (taking into account contingent and prospective liabilities and excluding liabilities arising hereunder); and

(d)	no moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any Indebtedness of any Security Party;

7.1.14	Pari passu

the obligations of each Borrower under this Agreement and the Master Swap Agreement are direct, general and unconditional obligations of such Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of such Borrower except for obligations which are mandatorily preferred by operation of law and not by contract;

7.1.15	No default under other Borrowed Money

none of the Borrowers nor any other Security Party is (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or a combination thereof be) in breach of or in default under any agreement relating to Borrowed Money to which it is a party or by which it may be bound;

7.1.16	Information - full disclosure

the information, exhibits and reports furnished by the Borrowers and any other Security Party to the Agent in connection with the negotiation and preparation of the Security Documents are true and accurate in all material respects and not misleading and all expressions of opinion contained therein genuinely reflect the opinions of the directors and the senior management of the Borrowers and the other Security Parties and are based on reasonable assumptions; do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

7.1.17	No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by any of the Borrowers or any other Security Party under the Underlying Documents or the Security Documents to which such Borrower or any other Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Borrowers or any other Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.1.18	No Default

no Default has occurred and is continuing;

7.1.19	No Default under Contracts

no Borrower is in default of any of its obligations under the relevant Contract;

7.1.20	No Encumbrance

no Borrower has previously charged, encumbered or assigned the benefit of any of its rights, title and interest in or to the relevant Contract or the relevant Ship and such benefit and all such rights, title and interest are freely assignable and chargeable in the manner contemplated by the Security Documents;

7.1.21	The Ships

each Ship will, on the Delivery Date relevant to such Ship, be:

(a)	in the absolute ownership of the relevant Borrower who will, on and after its Delivery Date, be the sole, legal and beneficial owner of such Ship;

(b)	registered through the offices of the Registry as a ship under the laws and flag of the Flag State;

(c)	operationally seaworthy and in every way fit for service; and

(d)	classed with the relevant Classification free of any overdue conditions or recommendations of the relevant Classification Society affecting class;

7.1.22	Ships' employment

save as disclosed to or accepted by the Agent in writing prior to such date, none of the Ships is nor will, on or before the Drawdown Date of the Advance relevant to such Ship, be subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of the relevant Ship Security Documents would have required the consent of the Agent or, as the context may require, the Security Agent and, on or before the Drawdown Date of the Advance relevant to such Ship, there will not be any agreement or arrangement whereby the Earnings may be shared with any other person;

7.1.23	Freedom from Encumbrances

no Ship, nor its Earnings, Insurances or Requisition Compensation nor the Accounts nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be, on the Drawdown Date of the Advance relevant to such Ship, subject to any Encumbrance except for Encumbrances created under, or permitted by, the Security Documents;

7.1.24	Compliance with Environmental Laws and Approvals

(a)	the Borrower and its Environmental Affiliates have complied with the provisions of all Environmental Laws;

(b)	all Environmental Laws applicable to each Ship have been complied with and all consents, licences and approvals required under such Environmental Laws have been obtained and complied with;

(c)	no Environmental Claim has been made or threatened or is pending against a Borrower or against any Environmental Affiliate or any Ship; and

(d)
there has been no Environmental Incident in respect of a Ship or any other vessel owned by, or chartered to, any Borrower or any of their Environmental Affiliates which could give rise to an Environmental Claim;

7.1.25	Copies true and complete

the copies or originals of the Underlying Documents delivered or to be delivered to the Agent pursuant to clause 9.1 are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;

7.1.26	ISPS Code

with effect from the Delivery Date of a Ship, the relevant Borrower shall have a valid and current ISSC in respect of that Ship and that Ship shall be in compliance with the ISPS Code; and

7.1.27	Application for DOC and SMC

the Operator maintains a DOC for itself and, on the Delivery Date for a Ship, it will have applied for an SMC in respect of such Ship, and none of the Borrowers nor the Operator is, on the date of this Agreement, aware of any reason why any such application may be refused.

7.2           Repetition of representations and warranties

On and as of each Drawdown Date and on each Interest Payment Date, the Borrowers shall:

(a)	be deemed to repeat the representations and warranties in clauses 7.1 as if made with reference to the facts and circumstances existing on such day; and

(b)
be deemed to further represent and warrant to each of the Creditors that the then latest financial statements delivered to the Agent by the Borrowers (if any) have been prepared in accordance with the Applicable Accounting Principles which have been consistently applied and present fairly and accurately the financial position of the Borrowers and (if the same have been provided to the Agent in accordance with the provisions of clause 8.1.5) the consolidated financial position of the Group, respectively, as at the end of the financial period to which the same relate and the results of the operations of the Borrowers (if the same have been provided to the Agent in accordance with the provisions of clause 8.1.5) and the consolidated results of the operations of the Group, respectively, for the financial period to which the same relate and, as at the end of such financial period, neither the Sponsor nor any of its Subsidiaries had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

8	Undertakings

8.1           General

The Borrowers jointly and severally undertake with each Creditor that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Total Commitment remains outstanding, they will:

8.1.1	Notice of Default

(a)
promptly inform the Agent of any occurrence of which any of them becomes aware which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents or the Underlying Documents to which it is or is to be a party and, without limiting the generality of the foregoing and clause 8.1.5, will inform the Agent of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Agent, confirm to the Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing; and

(b)
promptly inform the Agent of any occurrence of which any of them becomes aware which might adversely affect the ability or rights of any Borrower to make any claims under the relevant Contract or which might reduce or release any of the obligations of the Seller under such Contract;

8.1.2	Consents and licences

without prejudice to clauses 7.1 and 9, obtain or cause to be obtained, maintain in full force and effect and comply in all respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents and the Underlying Documents and for the Borrowers to continue to own and operate the Ships;

8.1.3	Use of proceeds

use the Loan or, as the case may be, the Advances for their own benefit and under their full responsibility and exclusively for the purposes specified in clauses 1.1 and 2.5;

8.1.4	Pari passu

ensure that their obligations under this Agreement shall, without prejudice to the provisions of clause 8.3 and the security intended to be created by the Security Documents, at all times rank at least pari passu with all their other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.5	Financial statements

prepare or cause to be prepared financial statements of each of the Borrowers and consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each financial year (commencing with the financial year ended 31 December 2007) and, in the case of the consolidated financial statements of the Group, cause the same to be reported on by their auditors and prepare or cause to be prepared unaudited financial statements of each of the Borrowers and consolidated financial statements of the Group in respect of each financial half-year (commencing with the financial half-year ended 30 June 2008) on the same basis as the annual statements and deliver as many copies of the same as the Agent may reasonably require as soon as practicable but not later than one hundred and eighty (180) days (in the case of audited financial statements) or ninety (90) days (in the case of unaudited semi-annual financial statements) or forty five (45) days (in the case of unaudited quarterly management accounts) after the end of the financial period to which they relate, provided that such consolidated financial statements of the Group shall only be provided to the Agent on its request;

8.1.6	Delivery of reports

deliver to the Agent sufficient copies for all the Lenders of every report, circular, notice or like document issued by any Security Party to its creditors in general;

8.1.7	Provision of further information

provide the Agent, and procure that the Sponsor shall provide the Agent, with such financial or other information concerning any Borrower and the other Security Parties and their respective commitments, affairs, activities, financial standing, Indebtedness and operations and the performance of the Ships (including, without limitation, sale and purchase of ships, new borrowings, the refinancing or restructuring of existing borrowings and the employment of any ships) as the Agent or any Lender or the Swap Provider (each acting through the Agent) may from time to time reasonably require;

8.1.8	Obligations under Security Documents

and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and the Underlying Documents to which it is a party;

8.1.9	Conveyance on default

where any Ship is (or is to be) sold in exercise of any power contained in any of the Ship Security Documents relating to such Ship (i.e. following the occurrence of an Event of Default which is continuing) or otherwise conferred on the Security Agent or any of the other Creditors, execute, forthwith upon request by the Agent (acting on the instructions of the Majority Lenders), such form of conveyance of such Ship as the Agent (acting on the instructions of the Majority Lenders) may require;

8.1.10	Compliance with Code

and will procure that any Operator will, comply with and ensure that the Ships and any Operator complies with the requirements of the Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period and will provide the Agent with evidence of compliance at least annually;

8.1.11	Withdrawal of DOC and SMC

and will procure that any Operator will, immediately inform the Agent if there is any threatened or actual withdrawal of such Operator's DOC or the SMC in respect of any of the Ships;

8.1.12	Issuance of DOC and SMC

and will procure that any Operator will, promptly inform the Agent upon the issue to any of the Borrowers or any Operator of a DOC and to any of the Ships of an SMC or the receipt by any of the Borrowers or any Operator of notification that its application for the same has been refused;

8.1.13	ISPS Code Compliance

and will procure that any Operator will, with effect from the Delivery Date for a Ship and at all times thereafter:

(a)	maintain at all times a valid and current ISSC in respect of that Ship;

(b)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of a Ship; and

(c)	procure that each Ship, its security system and its associated security equipment will comply with the ISPS Code;

8.1.14	Share security

procure compliance by the Sponsor of its obligations under the Share Pledges;

8.1.15	"KYC" requirements

deliver to the Agent such documents and evidence as any Lender or the Swap Provider shall from time to time require, based on applicable law and regulations and such Lender's or the Swap Provider's own internal guidelines from time to time, in each case, relating to the verification of identity and knowledge of such Lender's or the Swap Provider's customers;

8.1.16	Charters etc.

not, without the prior written consent of the Agent (and which consent will be subject to such conditions as the Agent (acting on the instructions of the Majority Lenders) may reasonably impose and if granted, such charter will constitute an Approved Charter or Replacement Charter), let or agree to let any Ship:

(a)	on demise charter for any period; or

(b)	by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained may exceed twelve (12) months' duration; or

(c)	on terms whereby more than two (2) months' hire (or the equivalent) is payable in advance; or

(d)	other than on an arm's length basis;

and, provided it has first obtained the relevant consent of the Agent in accordance with the relevant Ship Security Documents and/or this clause 8.1.17, will:

(i)	deliver to the Agent a certified copy of each Approved Charter and Replacement Charter forthwith after its execution;

(ii)
forthwith execute (i) a specific assignment of any such Approved Charter or, as the case may be, Replacement Charter or other contract of employment in favour of the Security Agent in the form set out in schedule 12 and (ii) any notice of assignment required in connection therewith and promptly procure the acknowledgement of any such notice of assignment by the relevant Approved Charterer in a form acceptable to the Agent in its sole discretion;

(iii)	forthwith deliver to the Agent such documents of the type specified in schedule 3 in relation to any such charter, contract, assignment, notice or acknowledgement as the Agent may require; and

(iv)	pay all legal and other costs incurred by any Creditor in connection with any such specific assignments, forthwith following the Agent's demand;

8.1.17	Compliance with laws and regulations - Taxes

comply with the terms and conditions of all laws, regulations, agreements, licences and concessions material to the carrying on of their respective businesses and will pay any and all Taxes owing by it in any jurisdiction at the time they are due; and

8.1.18	FFA Transactions

procure that the FFA Counterparty enters into FFA Agreements and maintains FFA Transactions:

(a)	within thirty (30) days of the first Drawdown Date, in respect of the charterhire of the Ship to which such Drawdown relates on terms acceptable to the Agent; and

(b)	within thirty (30) days of the third Drawdown Date, in respect of the charterhire of any two Mortgaged Ships (such Ships to be at the option of the Borrowers)

and will procure that such FFA Agreements are assigned to the Borrowers immediately on the execution thereof on terms acceptable to the Agent.

8.2           Security value maintenance

8.2.1	Security shortfall

If, at any time after the Drawdown Date of the first Advance to be drawn down, the Security Value shall be less than the Security Requirement (unless the sole cause of such deficiency is that a Mortgaged Ship has become a Total Loss and the Borrowers are in compliance with their obligations under clause 4.3 in respect of such Total Loss), the Agent (acting on the instructions of the Majority Lenders) shall give notice to the Borrowers requiring that such deficiency be remedied and then the Borrowers shall, within a period of forty five (45) days of the date of receipt by the Borrowers of the Agent's said notice, either:

(a)
prepay such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to the Security Value; or

(b)
constitute to the satisfaction of the Agent such further security for the Loan and any amounts owing under the Master Swap Agreement as shall be acceptable to the Lenders having a value for security purposes (as determined by the Agent in its discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date. Such additional security shall be constituted by:

(i)
pledged cash deposits in favour of the Lenders and the Agent in an amount equal to such shortfall in an account to be pledged in a manner to be determined by the Agent (acting on the instructions of the Majority Lenders); and/or

(ii)	any other security acceptable to the Lenders in their absolute discretion, to be provided in a manner determined by the Agent (acting on the instructions of the Majority Lenders).

The provisions of clause 4.4 and any relevant provisions of clause 4.5 shall apply to prepayments under clause 8.2.1(a).

8.2.2	Valuation of Mortgaged Ships

The Fair Market Value of each Mortgaged Ship shall, for the purposes of this Agreement, be determined semi-annually in Dollars and shall be binding upon the parties hereto until such time as any further such valuation shall be obtained.

8.2.3	Information

The Borrowers jointly and severally undertake with the Creditors to supply to the Agent and to any such Approved Shipbroker such information concerning the relevant Mortgaged Ship and its condition as such Approved Shipbroker may require for the purpose of making any such valuation.

8.2.4	Costs

All costs in connection with the Agent obtaining any valuation of each of the Mortgaged Ships referred to in clause 8.2.2, and all costs in connection with any valuation referred to in schedule 3, Part 2, and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrowers electing to constitute additional security pursuant to clause 8.2.1(b), shall be borne by the Borrowers provided that if no Default shall have occurred which is continuing, the Borrowers shall bear the cost of only two (2) or (as the case may be) three (3) such valuations for each Ship in respect of each semi-annual valuation in each calendar year (i.e. one by each of the two or (as the case may be) three Approved Shipbrokers per each Ship).

8.2.5	Valuation of additional security

For the purposes of this clause 8.2, the market value of any additional security (not being a ship) provided or to be provided to the Creditors or any of them shall be determined by the Agent in its absolute discretion without any necessity for the Agent assigning any reason therefor. If such additional security consists of a ship, the Fair Market Value of such ship shall be determined in accordance with clause 8.2.2 and all costs of such valuation will be paid by the Borrowers in accordance with clause 8.2.4. If the additional security is in the form of a Dollar cash deposit, full credit shall be given for such cash on a "Dollar for Dollar" basis.

8.2.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Agent shall be entitled to receive such evidence and documents of the kind referred to in schedule 3 as may in the Agent's opinion be appropriate and such favourable legal opinions as the Agent shall in its absolute discretion require.

8.2.7	Release of additional security

If the Security Value shall at any time exceed the Security Requirement, and the Borrowers shall have previously provided further security to the Lenders and the other Creditors pursuant to clause 8.2.1(b), the Agent (acting on the instructions of the Majority Lenders) shall, as soon as reasonably practicable after notice from the Borrowers to do so and subject to being indemnified to its reasonable satisfaction against the cost of doing so, release or procure the release of any such further security specified by the Borrowers provided that the Agent is satisfied that, immediately following such release (a) the Security Value will continue to exceed the Security Requirement and (b) no Event of Default will occur as a result of such release.

8.3           Negative undertakings

The Borrowers jointly and severally undertake with each Creditor that, from the date of this Agreement and so long as any moneys are owing under the Security Documents and while all or any part of the Total Commitment remains outstanding, they will not, without the prior written consent of the Agent (acting on the instructions of the Majority Lenders):

8.3.1	Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any Security Party or any other person;

8.3.2	No merger

merge or consolidate with any other person or enter into any demerger, amalgamation or corporate redomiciliation of any type;

8.3.3	Disposals

sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part of their present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading but, in any event, not in respect of assets or rights which are subject to security created by the Security Documents) whether by one or a series of transactions related or not;

8.3.4	Other business

undertake any business other than the performance of the Contracts and the ownership and operation of the Ships and the chartering of the Ships to third parties;

8.3.5	Acquisitions

acquire any further assets other than the Ships and rights arising under contracts entered into by or on behalf of the Borrowers in the ordinary course of their businesses of performing the Contracts and owning, operating and chartering the Ships;

8.3.6	Other obligations

incur any obligations except for obligations arising under the Underlying Documents or the Security Documents to which they are a party or contracts entered into in the ordinary course of their business of performing the Contracts and owning, operating and chartering the Ships;

8.3.7	No borrowing

incur any Borrowed Money except for Borrowed Money pursuant to or permitted by the Security Documents and Permitted Borrowed Money;

8.3.8	Repayment of borrowings

repay the principal of, or pay interest on or any other sum in connection with any of their Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.3.9	Guarantees

issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except for (a) guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered and (b) guarantees required to procure the release of a Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of a Ship;

8.3.10	Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

8.3.11	Sureties

unless otherwise expressly permitted by this Agreement, permit any of their Borrowed Money to any person (other than the Creditors pursuant to the Security Documents) to be guaranteed by any person (save for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered, guarantees required to procure the release of a Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of a Ship);

8.3.12	Share capital and distribution

purchase or otherwise acquire for value any shares of their capital or declare or pay any dividends or distribute any of their present or future assets, undertakings, rights or revenues to any of their shareholders provided always that each Borrower may declare or pay dividends to its shareholders if (i) no Default shall have occurred at the time of, or would result from, the declaration or payment of such dividends and subject to giving prior written notice to the Agent, (ii) such Borrower made a net profit in the preceding calendar year, (iii) the LTV Ratio does not exceed sixty per cent (60%) and (iv) the Minimum Cash Requirement is met;

8.3.13	Subsidiaries

form or acquire any Subsidiaries;

8.3.14	Manager

appoint any manager in respect of the Ships or any of them;

8.3.15	Shareholdings - constitution

(a)	change, cause or permit any change in, the legal and/or beneficial ownership of any of the Borrowers from that existing on the date of this Agreement as specified in clause 7.1.10; or

(b)	change, cause or permit any change in the constitutional or other related documents of any of the Borrowers existing on the date of this Agreement;

8.3.16	Intra-Group transactions

enter into any transactions, agreements or arrangements with any of their Related Companies or other members of the Group other than on an arm's length basis and for full value and consideration; or

8.3.17	Derivative transactions

(i) enter into any interest rate, currency or other swap, foreign exchange contracts, futures or other derivative transactions, agreements or instruments other than Designated Transactions with the Swap Provider under the Master Swap Agreement or FFA Transactions with the FFA Provider under the FFA Agreement and other than on terms and conditions agreed between the Borrowers and the Agent or (ii) assign, novate or in any other way transfer any of its rights or obligations under or pursuant to the Master Swap Agreement or the FFA Agreement.

9	Conditions

9.1           Documents and evidence

9.1.1	Commitments

The obligation of each Lender to make its Commitment available shall be subject to the condition that the Agent or its duly authorised representative shall have received the documents and evidence specified in Part 1 of schedule 3, in form and substance satisfactory to the Agent.

9.1.2	Advances

The obligation of the Lenders to make available the Advance in respect of a Ship shall be subject to the condition that the Agent or its duly authorised representative shall have received, on or prior to the Drawdown Date of the Advance for such Ship, the documents and evidence specified in Part 2 of schedule 3 in respect of such Ship, in form and substance satisfactory to the Agent.

9.2           General conditions precedent

The obligation of the Lenders to make any Advance available shall be subject to the further conditions that, at the time of the giving of the Drawdown Notice for such Advance, and at the time of the making of such Advance:

9.2.1
the representations and warranties contained in clauses 7.1 and 7.2(b) of this Agreement, are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and

9.2.2	no Default shall have occurred and be continuing or would result from the making of the relevant Advance.

9.3           Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Lenders and may be waived by the Agent (acting on the instructions of all the Lenders) in whole or in part and with or without conditions.

9.4           Further conditions precedent

Not later than three (3) Banking Days prior to each Drawdown Date and not later than three (3) Banking Days prior to each Interest Payment Date, the Agent (acting on the instructions of the Majority Lenders) may request and the Borrowers shall, not later than two (2) Banking Days prior to such date, deliver to the Agent on such request further relevant certificates and/or favourable opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10.

10	Events of Default

10.1        Events

There shall be an Event of Default if:

10.1.1
Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents or the Underlying Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

10.1.2
Master Swap Agreement: (a) an Event of Default or Potential Event of Default (in each case as defined in the Master Swap Agreement) has occurred and is continuing with the Borrowers as the Defaulting Party (as defined in the Master Swap Agreement) under the Master Swap Agreement or (b) an Early Termination Date has occurred or been or become capable of being effectively designated under the Master Swap Agreement by the Swap Provider or (c) the Master Swap Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason, and, in respect of any such default, breach, termination, cancellation, suspension, rescission or revocation which in the opinion of the Agent (following consultation with the Lenders) is capable, of remedy, such action as the Agent (acting on the instructions of the Majority Lenders) may require shall not have been taken within five (5) Banking Days of such default, breach, termination, cancellation, suspension, rescission or revocation; or

10.1.3
Breach of Insurance and certain other obligations: any of the Borrowers or any other person fails to obtain and/or maintain the Insurances for any Mortgaged Ship in accordance with the requirements of the relevant Ship Security Documents or if any insurer in respect of such Insurances cancels such Insurances or disclaims liability by reason, in either case, of misstatement in any proposal for such Insurances or for any other failure or default on the part of any of the Borrowers or any other person or any of the Borrowers commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by them under clauses 8.2 or 8.3 of this Agreement; or

10.1.4
Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents to which it is a party (other than those referred to in clauses 10.1.1, 10.1.2 and 10.1.3 above) and, in respect of any such breach or omission which in the opinion of the Agent (following consultation with the Lenders) is capable of remedy, such action as the Agent (acting on the instructions of the Majority Lenders) may require shall not have been taken within fourteen (14) days of the Agent notifying the Borrowers and the relevant Security Party of such default and of such required action; or

10.1.5
Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents to which it is a party or in any notice, certificate or statement referred to in or delivered under any of the Security Documents to which it is a party is or proves to have been incorrect or misleading in any material respect; or

10.1.6
Cross-default: any Borrowed Money of any Security Party is not paid when due or any Borrowed Money of any Security Party becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party of a voluntary right of prepayment), or any creditor of any Security Party becomes entitled to declare any such Borrowed Money due and payable or any facility or commitment available to any Security Party relating to Borrowed Money is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party shall have satisfied the Agent that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Security Party's ability to pay its debts as they fall due and fund its commitments, or any guarantee given by any Security Party in respect of Borrowed Money is not honoured when due and called upon; or

10.1.7
Legal process: any judgment or order made against any Security Party is not stayed or complied with within fourteen (14) days or a creditor (acting in good faith) attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party and is not discharged within seven (7) days; or

10.1.8
Insolvency: any Security Party is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; has assets the value of which is less than the value of its liabilities (taking into account contingent and prospective liabilities); or suffers the declaration of a moratorium in respect of any of its indebtedness; or any corporate action, legal proceedings or other procedure or step is taken in relation to any of the above; or

10.1.9	Reduction or loss of capital: a meeting is convened by any Security Party for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

10.1.10
Winding up: any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding-up any Security Party or an order is made or resolution passed for the winding up of any Security Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or

10.1.11
Administration: any petition is presented, notice given or other step is taken for the purpose of the appointment of an administrator of any Security Party or an administration order is made in relation to any Security Party; or

10.1.12
Appointment of receivers, managers etc.: any administrative or other receiver, liquidator, compulsory manager or other similar officer is appointed of any Security Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party; or

10.1.13
Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.1.14
Analogous proceedings: there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Agent, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.7 to 10.1.13 (inclusive) in respect of that Security Party or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.15	Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business; or

10.1.16
Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

10.1.17
Invalidity: any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any Security Party or any other person which is a party thereto, or if any such Security Party or such other person shall deny that it has any, or any further, liability thereunder; or

10.1.18
Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for a Creditor to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.19	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.20	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.21	Material adverse change: there occurs an event or series of events which, in the opinion of the Agent (following consultation with the Lenders), has a material adverse effect on:

(a)	the business, assets, operations, results of operations, management performance, prospects, properties or condition (financial or otherwise) of any Security Party; or

(b)	the ability of any Security Party to comply with or perform any of its obligations under the terms of any of the Security Documents, or

(c)	the legality, validity or enforceability of any of the Security Documents or the rights or remedies of the Creditors or any of them thereunder; or

(d)
any Relevant Jurisdiction (or on any of the financial markets thereof) or in the conditions prevailing in any international money market, international debt, bank, syndication or other financial market or in any international capital market and the same has a material adverse effect on the ability of any of the Borrowers to perform its obligations under any of the Security Documents or the Underlying Documents; or

10.1.22
Arrest: any Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the relevant Borrower and the relevant Borrower shall fail to procure the release of such Ship within a period of fourteen (14) Banking Days thereafter; or

10.1.23
Registration: the registration of any Ship under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Agent or, if any Ship is only provisionally registered on the relevant Delivery Date, such Ship is not permanently registered under the laws and flag of the Flag State within thirty (30) days after such Delivery Date or the registration of such Ship is not renewed at least forty-five (45) days prior to the expiry of such registration; or

10.1.24
Unrest: the Flag State of any Ship becomes involved in hostilities or civil war or there is a seizure of power in the Flag State by unconstitutional means if, in any such case, such event could in the opinion of the Agent reasonably be expected to have a material adverse effect on the security constituted by any of the Security Documents and the relevant Borrower has failed within thirty (30) days from receiving notice from the Agent to this effect to (a) delete its Ship from its existing Flag State and (b) re-register its Ship under another Flag State approved by the Lenders in their reasonable discretion through a relevant Registry, in each case, at the Borrowers' cost and expense; or

10.1.25
Environmental Incidents: there is an Environmental Incident which gives rise, or may give rise, to an Environmental Claim which could, in the opinion of the Agent, be expected to have a material adverse effect (i) on the business, assets, operations, property or financial condition of any of the Borrowers or any Security Party or (ii) on the security constituted by any of the Security Documents or the enforceability of that security in accordance with its terms; or

10.1.26
P&I: any Borrower or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which a Ship is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where such Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.27
Shareholdings: there is any change in the legal and/or beneficial ownership of any of the shares in any of the Borrowers from that existing on the date of this Agreement as set out in clause 7.1.10 without the prior written consent of the Agent (acting on the instructions of the Majority Lenders) or there is any change in the management or board of directors of the Sponsor from that existing on the date of this Agreement; or

10.1.28	Termination or variation of Contracts: any Contract is terminated or rescinded for any reason whatsoever; or any Contract is frustrated; or

10.1.29
Termination of charters: any Approved Charter or Replacement Charter is repudiated, cancelled, rescinded or otherwise terminated or frustrated and (i) a Replacement Charter has not been entered into, (ii) such Replacement Charter is not subject to a Charter Assignment, enforceable in accordance with the provisions thereof; or

10.1.30	Accounts: moneys are withdrawn from any of the Accounts other than in accordance with clause 14; or

10.1.31
Licences, etc: any licence, authorisation, consent or approval at any time necessary to enable any Security Party to comply with its obligations under the Security Documents or the Underlying Documents is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the Underlying Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Security Documents or the Underlying Documents,

10.2        Acceleration

The Agent may, and if so requested by the Majority Lenders shall, without prejudice to any other rights of the Lenders, at any time after the occurrence of an Event of Default, by notice to the Borrowers:

10.2.1	declare that the obligation of each Lender to make available its Commitment shall be terminated, whereupon the Total Commitment shall be reduced to zero forthwith; and/or

10.2.2
declare that the Loan and all interest and commitment commission accrued and all other sums payable under the Security Documents have become due and payable, whereupon the same shall, immediately or at any other time specified in such notice, become due and payable.

10.3        Demand basis

lf, pursuant to clause 10.2.2, the Agent declares the Loan to be due and payable on demand, the Agent may (and if so instructed by the Majority Lenders shall) by written notice to the Borrowers call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest and commitment commission accrued and all other sums payable under this Agreement.

10.4        Position of Swap Provider

Neither the Agent nor the Security Agent shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this clause 10, to have any regard to the requirements of the Swap Provider except to the extent that the Swap Provider is also a Lender.

11	Indemnities

11.1        Miscellaneous indemnities

The Borrowers shall on demand indemnify each Creditor, without prejudice to any of such Creditor's other rights under any of the Security Documents, against any loss (including loss of Margin) or expense which such Creditor shall certify as sustained or incurred by it as a consequence of:

11.1.1	any default by any Security Party in payment of any sum under any of the Security Documents when due;

11.1.2	the occurrence of any other Event of Default;

11.1.3
any prepayment of an Advance or Tranche (or any part thereof) being made under clauses 3.6.2, 4.3, 4.6, 8.2.1(a) or 12.1 or any other repayment or prepayment of an Advance or Tranche being made otherwise than on an Interest Payment Date relating to the part of the Advance or Tranche prepaid or repaid;

11.1.4	any Advance not being made for any reason (excluding any default by the Agent or any Lender) after the Drawdown Notice for such Advance has been given; or

including, in any such case, but not limited to, any loss or expense sustained or incurred by the relevant Creditor in maintaining or funding its Contribution or, as the case may be, its Commitment (or any part thereof) or in liquidating or re-employing deposits from third parties acquired to effect or maintain its Contribution or, as the case may be, its Commitment (or any part thereof) or any other amount owing to such Creditor.

11.2        Currency indemnity

If any sum due from any of the Borrowers under any of the Security Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the "first currency") in which the same is payable under the relevant Security Document or under such order or judgment into another currency (the "second currency") for the purpose of (a) making or filing a claim or proof against the Borrowers or any of them, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to any of the Security Documents, the Borrowers shall indemnify and hold harmless each Creditor from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the relevant Creditor may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrowers under this clause 11.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term "rate of exchange" includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

11.3        Environmental indemnity

The Borrowers shall indemnify each Creditor on demand in respect of all costs, expenses, payments, charges, claims, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgments, orders, sanctions or other outgoings of whatever nature (including, without limitation those arising under Environmental Laws) which may be suffered, incurred or paid by or made or asserted against such Creditor at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against such Creditor which would or could not have been, or been capable of being, made or asserted against such Creditor if it had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.

12	Unlawfulness, increased costs and mitigation

12.1        Unlawfulness

12.1.1	Loan

if it is or becomes contrary to any law or regulation for any Lender to contribute to an Advance or to maintain its Commitment or fund the Loan, such Lender shall promptly, through the Agent,

give notice to the Borrowers whereupon:

(a)	such Lender's Commitment shall be reduced to zero; and

(b)
the Borrowers shall be obliged to prepay such Lender's Contribution either (A) forthwith or (B) on a future specified date not being later than the latest date permitted by the relevant law or regulation together with Interest and commissions accrued to the date of prepayment and all other sums payable by the Borrowers under this Agreement and/or the Master Swap Agreement.

12.1.2	Mitigation

If circumstances arise which would result in a notification under clause 12.1 then, without in any way limiting, reducing or otherwise qualifying the obligations of the Borrowers under clause 6 and this clause 12.1, the affected Lender in consultation with the Agent and the other Lenders shall endeavour to take such reasonable steps as may be open to it to mitigate or remove such circumstances (including the transfer of the affected Lender's rights and obligations under this Agreement to another bank or financial institution unless to do so might (in the reasonable opinion of such Lender) be prejudicial to the affected Lender (or, as the case may be, its holding company) or be in conflict with such Lender's (or, as the case may be, its holding company's) general banking policies or involve any Lender (or, as the case may be, its holding company) in expense or increased administrative burden.

12.1.3	Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which a Lender or, as the case may be, their respective holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affect the manner in which such Lender allocates capital resources to its obligations hereunder or those resulting from the implementation of any amendment of the "International Convergence of Capital Measurement and Capital Standards" Basel Committee on Banking Supervision (July 1988, as amended) or any amendatory or substitute agreement in respect thereof including, but without limitation, the proposed new Basle Capital Accord ("Basle II"), is to:

12.1.4
subject any Lender to Taxes or change the basis of Taxation of any Lender with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of such Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.1.5
increase the cost to, or impose an additional cost on any Lender or its holding company in making or keeping such Lender's Commitment available or maintaining or funding all or part of such Lender's Contribution; and/or

12.1.6	reduce the amount payable or the effective return to any Lender under any of the Security Documents; and/or

12.1.7
reduce any Lender's or their respective holding company's rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Lender's obligations under any of the Security Documents; and/or

12.1.8
require any Lender or their respective holding company to make a payment or forego a return on or calculated by reference to any amount received or receivable by such Lender under any of the Security Documents; and/or

12.1.9
require any Lender or their respective holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of its Commitment or the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.2):

(a)	such Lender shall notify the Borrowers in writing of such event promptly upon its becoming aware of the same; and

(b)
the Borrowers shall jointly and severally on demand pay to the Agent for the account of such Creditor the amount which the Creditor specified is required to compensate such Creditor and/or (as the case may be) its holding company for such liability to Taxes, increased or additional cost, reduction, payment, forgone return or loss.

Such Lender will promptly notify the Borrowers of its intention to demand indemnification pursuant to this clause 12.2 and such notification and demand will be (in the absence of manifest error) conclusive and full evidence binding on the Borrowers as to the amount of any increased cost or reduction of payment or foregone return and the method of calculating the same. A claim under this clause 12.2 may be made at any time and must be satisfied by the Borrowers on the then next Interest Payment Date or, alternatively, within three days of the relevant demand made by such Lender. Any amount due from the Borrowers under this clause 12.2 shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement or the other Security Documents.

For the purposes of this clause 12.1.3 "holding company" means the company or entity (if any) within the consolidated supervision of which a Lender.

12.2        Exception

Nothing in clause 12.1.3 shall entitle any Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

12.3        Mitigation

If circumstances arise which would, or would upon the giving of notice, result in an increased payment required to be made by the Borrowers under clause 6.6 or clause 12.2 then, without in any way limiting the obligations of the Borrowers under either of these clauses, the relevant Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the other Security Documents to another of its offices not affected by the circumstances which gave rise to such increased payment, but no Lender shall be under any obligation to take any such action if in its opinion, to do so would or might:

12.3.1	be prejudicial to such Lender (or, as the case may be, its holding company); or

12.3.2	have an adverse effect on such Lender's or its holding company's business, operations, administration or financial condition; or

12.3.3
involve such Lender or its holding company in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent, with any regulation or such Lender's general banking policies; or

12.3.4	involve such Lender or its holding company in any expense (unless indemnified to its satisfaction) or tax disadvantage.

13	Security, set-off and pro-rata payments

13.1        Application of moneys

All moneys received by the Agent and/or the Security Agent under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 or in a manner determined in the Security Agent's or (as the case may be) the Agent's discretion, shall be applied in the following manner:

13.1.1
first, in or towards payment of all unpaid fees, commissions, costs and expenses which may be owing to the Agent and/or the Security Agent and/or the Swap Provider or any of them under any of the Security Documents;

13.1.2	secondly, in or towards payment of any arrears of interest owing in respect of the Senior Loan or any part thereof;

13.1.3	thirdly, in or towards repayment of the Senior Loan (whether the same is due and payable or not);

13.1.4	fourthly, in or towards payment of any arrears of interest owing in respect of the Junior Loan or any part thereof;

13.1.5	fifthly, in or towards repayment of the Junior Loan (whether the same is due and payable or not);

13.1.6	sixthly, in or towards payment to the Cash Collateral Account of any amounts so payable pursuant to the terms of this Agreement or the other Security Documents;

13.1.7
seventhly, in or towards payment to any Lender for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid and which amounts are so payable under this Agreement;

13.1.8	eighthly, in or towards payment to the Swap Provider of any sums owing to it under the Master Swap Agreement;

13.1.9	ninthly, in or towards payment to any Creditor (other than the Swap Provider) of any other sums owing to it under any of the Security Documents;

13.1.10	tenthly, in or towards payment of any FFA Provider of any sums owing to it under the FFA Agreements; and

13.1.11	finally, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may be entitled to receive such surplus.

13.2        Set-off

The Borrowers authorise each Creditor (without prejudice to any of such Creditor's rights at law, in equity or otherwise), at any time:

13.2.1
to apply any credit balance to which the Borrowers or any of them is then entitled standing upon any account of the Borrowers or any of them with any branch of such Creditor in or towards satisfaction of any sum due and payable from the Borrowers or any of them to such Creditor under any of the Security Documents. For this purpose, each Creditor is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application;

13.2.2	in the name of the Borrowers or such Creditor to do all such acts and to execute all such documents as may be necessary or expedient to effect such application; and

13.2.3	to combine and/or consolidate all or any accounts in the name of the Borrowers with such Creditor.

For such purposes, each Creditor is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. No Creditor shall be obliged to exercise any right given to it by this clause 13.2. Each Creditor shall notify the Borrowers through the Agent forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto and the Agent shall inform the other Creditors. Nothing in this clause 13.2 shall be effective to create an Encumbrance or any other security interest.

13.3        Pro rata payments

13.3.1
If at any time any Lender (the "Recovering Lender") receives or recovers any amount owing to it by the Borrowers under this Agreement by direct payment, set-off or in any manner other than by payment through the Agent pursuant to clauses 6.1 or 6.9 (not being a payment received from a Transferee Lender or a sub-participant in such Lender's Contribution or any other payment of an amount due to the Recovering Lender for its sole account pursuant to clauses 3.6, 5, 6.6, 11.1, 11.2, 12.1, or 12.2), the Recovering Lender shall, within two (2) Banking Days of such receipt or recovery (a "Relevant Receipt") notify the Agent of the amount of the Relevant Receipt. If the Relevant Receipt exceeds the amount which the Recovering Lender would have received if the Relevant Receipt had been received by the Agent and distributed pursuant to clause 6.1 or 6.9 (as the case may be) then:-

(a)	within two (2) Banking Days of demand by the Agent, the Recovering Lender shall pay to the Agent an amount equal (or equivalent) to the excess;

(b)
the Agent shall treat the excess amount so paid by the Recovering Lender as if it were a payment made by the Borrowers and shall distribute the same to the Lenders (other than the Recovering Lender) in accordance with clause 6.9; and

(c)
as between the Borrowers and the Recovering Lender the excess amount so re-distributed shall be treated as not having been paid but the obligations of the Borrowers to the other Lenders shall, to the extent of the amount so re-distributed to them, be treated as discharged.

13.3.2
If any part of the Relevant Receipt subsequently has to be wholly or partly refunded by the Recovering Lender (whether to a liquidator or otherwise) each Lender to which any part of such Relevant Receipt was so re-distributed shall on request from the Recovering Lender repay to the Recovering Lender such Lender's pro-rata share of the amount which has to be refunded by the Recovering Lender.

13.3.3	Each Lender shall on request supply to the Agent such information as the Agent may from time to time request for the purposes of this clause 13.3.

13.3.4
Notwithstanding the foregoing provisions of this clause 13.3, no Recovering Lender shall be obliged to share any Relevant Receipt which it receives or recovers pursuant to legal proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Lender are instituted by it without prior notice having been given to such party through the Agent).

13.4        No release

For the avoidance of doubt it is hereby declared that failure by any Recovering Lender to comply with the provisions of clause 13.3 shall not release any other Recovering Lender from any of its obligations or liabilities under clause 13.3.

13.5        No charge

The provisions of this clause 13 shall not, and shall not be construed so as to, constitute a charge by a Lender over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 13.3.

13.6        Further assurance

The Borrowers jointly and severally undertake with each Creditor that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and rights of each Lender enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Majority Lenders may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.7        Conflicts

In the event of any conflict between this Agreement and any of the other Borrowers' Security Documents, the provisions of this Agreement shall prevail.

14	Accounts

14.1        General

The Borrowers undertake with each of the Creditors that they will:

14.1.1	on or before the date on which the first Advance Is drawn open each of the Accounts;

14.1.2
throughout the Security Period, procure that all moneys payable to the Borrowers in respect of the Earnings for each Ship shall, unless and until the Security Agent directs to the contrary pursuant to the provisions of the relevant Ship Security Documents, be paid to the Operating Account applicable to that Ship provided however that if any of the moneys paid to an Operating Account are payable in a currency other than Dollars, the Account Bank shall (and the Borrowers hereby irrevocably and unconditionally instruct the Account Bank to) convert such moneys into Dollars at the spot rate of exchange at the relevant time for the purchase of Dollars with such currency and the term "spot rate of exchange" shall include any premium and costs of exchange payable in connection with the purchase of Dollars with such currency.

14.2        Account terms

14.2.1
Amounts standing to the credit of the Accounts (other than amounts used to meet the Minimum Cash Requirement and the Minimum Cash Collateral Requirement) shall (unless otherwise agreed between the Agent and the Borrowers), bear interest at the rates from time to time offered by the Account Bank to its customers for Dollar deposits in comparable amounts for comparable periods. Interest shall accrue on the Accounts from day to day and be calculated on the basis of actual days elapsed and a 360 day year and shall be credited to the Accounts at such times as the Account Bank and the Borrowers shall agree.

14.2.2
The Borrowers shall, unless and until an Event of Default shall occur and be continuing and the Agent shall direct to the contrary, be entitled from time to time to require that moneys for the time being standing to the credit of the Operating Accounts or the Retention Accounts be transferred in such amounts and for such periods as the Borrowers select to fixed-term deposit accounts ("deposit accounts") opened in the name of the relevant Borrower with the Account Bank. The Borrowers shall not be entitled pursuant to clauses 14.3 and 14.5 to withdraw moneys standing to the credit of deposit accounts which are the subject of a fixed term deposit until the expiry of the period of such deposit unless the Borrowers shall, on withdrawing such moneys pay to the Account Bank on demand any loss or expense which the Account Bank shall certify that it has sustained or incurred as a result of such withdrawal being made prior to the expiry of the period of the relevant deposit and the Account Bank shall be entitled to debit the relevant Account for the amount so certified prior to such withdrawal being made.

In the event that any moneys deposited are to be applied pursuant to clause 14.6, the Borrowers shall, on such application being made, pay to the Account Bank on demand any loss or expense which the Account Bank shall certify that it has sustained or incurred as a result of such application being made prior to the expiry of the period of the relevant deposit and the Account Bank shall be entitled to debit the relevant Account for the amount so certified prior to such application being made. Any deposit accounts shall, for all the purposes of the Security Documents, be deemed to be sub-accounts of the Account from which the moneys deposited in the deposit accounts were transferred and all references in the Security Documents to the Operating Accounts and/or the Retention Accounts shall be deemed to include the deposit accounts deemed as aforesaid to be sub-accounts thereof.

14.3        Cash Collateral Account: credit and withdrawals

14.3.1
Each Borrower hereby undertakes with the Creditors that it will, on each Retention Date falling within the three (3) years after Drawdown Date relating to the Ship which is the subject of such Retention Date, pay to the Account Bank for credit to the Cash Collateral Account a sum such that the aggregate of all such payments are a minimum of one hundred and sixty seven thousand Dollars ($167,000) per annum for each Ship, and maintain the Minimum Cash Collateral Requirement from the date falling three (3) years after such Drawdown Date and so long as any moneys are owing under the Security Documents.

14.3.2
Unless the Agent (acting on the instructions of the Junior Lenders) otherwise agrees in writing, the Borrowers shall not be entitled to withdraw any moneys from the Cash Collateral Account at any time from the date of this Agreement and so long as the Borrowers remain under any obligation, actual or contingent, under this Agreement or any moneys are owing under the Security Documents.

14.4        Operating Accounts: withdrawals

Unless and until an Event of Default shall occur and be continuing and the Agent shall direct to the contrary, the relevant Borrower shall be entitled to withdraw moneys from the relevant Operating Accounts at any time from the date of this Agreement and so long as any moneys are owing under the Security Documents, for the following purposes:

14.4.1	first, to pay any amount due to the Creditors pursuant to the Security Documents other than payment of any instalment of principal or interest;

14.4.2	secondly, to transfer to the relevant Retention Account on the relevant Retention Date all or part of the applicable Retention Amount for such Retention Date; and

14.4.3	thirdly, to transfer to the Cash Collateral Account any sums required to meet its obligations under clause 14.3.1;

14.4.4	fourthly, to a FFA Counterparty in respect of any losses incurred pursuant to a FFA Agreement;

14.4.5	fifthly, in or towards payment of expenses incurred by the relevant Borrower in the usual course of business with the prior written consent of the Agent; and

14.4.6
finally, in or towards payment of dividends provided that payment of such dividend shall be in accordance with the provisions of clause 8.3.12 and an amount equal to fifty per cent (50%) of such dividend shall be applied in accordance with the provisions of clause 4.2 (however without the restriction on the amount of such prepayment in such clause).

The Borrowers hereby authorise the Agent to effect such transfers referred to in this clause 14.4 on their behalf.

14.5        Retention Accounts: credits and withdrawals

14.5.1
Each Borrower hereby undertakes with the Creditors that it will, from the date of this Agreement and so long as any moneys are owing under the Security Documents, on each Retention Date pay to the Account Bank for credit to the applicable Retention Account, the applicable Retention Amount for such Retention Date.

14.5.2
Unless and until there shall occur an Event of Default which is continuing (whereupon the provisions of clause 14.6 shall apply), all Retention Amounts credited to the Retention Accounts together with interest from time to time accruing or at any time accrued thereon shall be applied by the Account Bank (and the Borrowers hereby irrevocably authorise the Account Bank so to apply the same) in the following manner:

(a)
upon each applicable Repayment Date, and on each day that interest is payable pursuant to clause 3.1, in or towards payment to the Lenders of the instalment then falling due for repayment or (as the case may be) the amount of interest then due. Each such application by the Account Bank shall constitute a payment in or towards satisfaction of the Borrowers' corresponding payment obligations under this Agreement but shall be strictly without prejudice to the obligations of the Borrowers to make any such payment to the extent that the aforesaid application by the Account Bank is insufficient to meet the same; and

(b)
following any application by the Account Bank pursuant to clause (a), in transfer to the applicable Operating Account of any moneys standing to the credit of the applicable Retention Account to the extent that such moneys do not constitute Retention Amounts previously transferred to that Retention Account pursuant to clause 14.5.1.

14.5.3
Unless the Agent otherwise agrees in writing and subject to clause 14.5.2, the Borrowers shall not be entitled to withdraw any moneys from the Retention Accounts at any time from the date of this Agreement and so long as any moneys are owing under the Security Documents.

14.6        Application of accounts

14.6.1
At any time after the occurrence of an Event of Default which is continuing, the Agent may (and on the instructions of the Majority Lenders shall), without notice to the Borrowers, instruct the Account Bank to apply all moneys then standing to the credit of an Account (other than the Cash Collateral Account), together with interest from time to time accruing or accrued thereon in the manner specified in clause 13.1.

14.6.2
At any time after the occurrence of an Event of Default which is continuing, the Agent may (and on the instructions of the Junior Lenders shall), without notice to the Borrowers, instruct the Account Bank to pay all moneys then standing to the credit of the Cash Collateral Account, together with interest from time to time accruing or accrued thereon to the Junior Lenders pro-rata.

14.6.3
Neither the Agent nor the Lenders shall be obliged to exercise their rights under clause 14.6.1 or 14.6.2, and any moneys standing to the credit of the Cash Collateral Account from time to time shall constitute continuing security for the payment of all moneys and obligations, actual or contingent, of the Borrowers to the Junior Lenders under this Agreement.

14.7        Charging of accounts

The Accounts and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Accounts Charge.

15	Assignment, transfer and lending office

15.1        Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Creditors and the Borrowers and their respective successors in title.

15.2        No assignment by Borrowers

No Borrower may assign or transfer any of its rights or obligations under this Agreement.

15.3        Transfers by Lenders

Any Lender (the "Transferor Lender") may transfer all or any part of its rights, benefits and/or obligations under this Agreement and/or any of the other Security Documents to any one or more banks or other financial institutions (a "Transferee Lender") by delivering to the Agent a Transfer Certificate duly completed and duly executed by the Transferor Lender and the Transferee Lender. Any such transfer shall be made by a Lender without the prior written consent of the Borrower.

No such transfer is binding on, or effective in relation to, the Borrowers or the Agent unless (i) it is effected or evidenced by a Transfer Certificate which complies with the provisions of this clause 15.3 and is signed by or on behalf of the Transferor Lender, the Transferee Lender and the Agent (on behalf of itself, the Borrowers and the other Creditors) and (ii) such transfer of rights under the other Security Documents has been effected and registered. Upon signature of any such Transfer Certificate by the Agent, which signature shall be effected as promptly as is practicable after such Transfer Certificate has been delivered to the Agent, and subject to the terms of such Transfer Certificate, such Transfer Certificate shall have effect as set out below.

The following further provisions shall have effect in relation to any Transfer Certificate:

15.3.1	a Transfer Certificate may be in respect of a Lender's rights in respect of all, or part of, its Commitment and shall be in respect of the same proportion of its Contribution;

15.3.2
a Transfer Certificate shall only be in respect of rights and obligations of the Transferor Lender in its capacity as a Lender and shall not transfer its rights and obligations as the Agent, or in any other capacity, as the case may be and such other rights and obligations may only be transferred in accordance with any applicable provisions of this Agreement;

15.3.3	a Transfer Certificate shall take effect in accordance with English law as follows:

(a)
to the extent specified in the Transfer Certificate, the Transferor Lender's payment rights and all its other rights (other than those referred to in clause 15.3.2 above) under this Agreement are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which the Borrowers had against the Transferor Lender;

(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with a Contribution and/or of the amounts specified in the Transfer Certificate;

(d)
the Transferee Lender becomes bound by all the provisions of this Agreement and the Security Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Arranger, the Agent and the Security Agent and to the extent that the Transferee Lender becomes bound by those provisions, the Transferor Lender ceases to be bound by them;

(e)
an Advance or part of an Advance which the Transferee Lender makes after the Transfer Certificate comes into effect ranks in point of priority and security in the same way as it would have ranked had it been made by the Transferor Lender, assuming that any defects in the Transferor Lender's title and any rights or equities of any Security Party against the Transferor Lender had not existed; and

(f)
the Transferee Lender becomes entitled to all the rights under this Agreement which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under clauses 3.6, 5 and 11.3 and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them;

15.3.4	the rights and equities of the Borrowers or of any other Security Party referred to above include, but are not limited to, any right of set-off and any other kind of cross-claim; and

15.3.5
the Borrowers, the Account Bank, the Security Agent, the Arranger, the Swap Provider and the Lenders hereby irrevocably authorise and instruct the Agent to sign any such Transfer Certificate on their behalf and undertake not to withdraw, revoke or qualify such authority or instruction at any time. Promptly upon its signature of any Transfer Certificate, the Agent shall notify the Borrowers, the other Lenders, the Transferor Lender and the Transferee Lender.

15.4        Reliance on Transfer Certificate

15.4.1	The Agent shall be entitled to rely on any Transfer Certificate believed by it to be genuine and correct and to have been presented or signed by the persons by whom it purports to have been presented or signed, and shall not be liable to any of the parties to this Agreement and the Security Documents for the consequences of such reliance.

15.4.2
The Agent shall at all times during the continuation of this Agreement maintain a register in which it shall record the name, Commitments, Contributions and administrative details (including the lending office) from time to time of the Lenders holding a Transfer Certificate and the date at which the transfer referred to in such Transfer Certificate held by each Lender was transferred to such Lender, and the Agent shall make the said register available for inspection by any Lender, or any Borrower during normal banking hours upon receipt by the Agent of reasonable prior notice requesting the Agent to do so.

15.4.3
The entries on the said register shall, in the absence of manifest error, be conclusive in determining the identities of the Commitments, the Contributions and the Transfer Certificates held by the Lenders from time to time and the principal amounts of such Transfer Certificates and may be relied upon by the Agent and the other Security Parties for all purposes in connection with this Agreement and the Security Documents.

15.5        Transfer fees and expenses

If any Lender causes the transfer of all or any part of its rights, benefits and/or obligations under the Security Documents, the Transferor Lender shall pay to the Agent on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses), and all value added tax thereon, verified by the Agent as having been incurred by it and any other Lender in connection with such transfer.

15.6        Documenting transfers

If any Lender assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3, the Borrowers jointly and severally undertake, immediately on being requested to do so by the Agent and at the cost of the Transferor Lender, to enter into, and procure that the other Security Parties shall (at the cost of the Transferor Lender) enter into, such documents as may be necessary or desirable to transfer to the Transferee Lender all or the relevant part of such Lender's interest in the Security Documents and all relevant references in this Agreement to such Lender shall thereafter be construed as a reference to the Transferor Lender and/or its Transferee Lender (as the case may be) to the extent of their respective interests. Any costs, fees and expenses incurred in relation to any such transfer will not in any case create any liability whatsoever on the part of the Borrowers for payment of the same whether under the Security Documents or otherwise.

15.7        Sub-participation

A Lender may sub-participate all or any part of its rights and/or obligations under the Security Documents without the consent of, or notice to, the Borrowers.

15.8        Lending office

Each Lender shall lend through its office at the address specified in schedule 1 or, as the case may be, in any relevant Transfer Certificate or through any other office of such Lender selected from time to time by it through which such Lender wishes to lend for the purposes of this Agreement. If the office through which a Lender is lending is changed pursuant to this clause 15.8, such Lender shall notify the Agent promptly of such change and the Agent shall notify the Borrowers, the Security Agent, the Account Bank, the Swap Provider and the other Lenders.

15.9        Disclosure of information by Lenders

A Lender may, without the prior consent of the Borrowers and the Agent and following notice to the Agent, disclose to a prospective assignee, transferee or to any other person who may propose entering into contractual relations with such Lender in relation to this Agreement such information about the Borrowers and/or the other Security Parties as such Lender shall consider appropriate provided that the relevant Lender has entered into a confidentiality agreement with such person in connection with any such information.

16	Arranger, Agent and Security Agent

16.1        Appointment of the Agent

Each Lender and the Swap Provider irrevocably appoints the Agent as its agent for the purposes of this Agreement and such of the Security Documents to which it may be appropriate for the Agent to be party. By virtue of such appointment, each of the Lenders and the Swap Provider hereby authorises the Agent:

16.1.1	to execute such documents as may be approved by the Majority Lenders for execution by the Agent; and

16.1.2
(whether or not by or through employees or agents) to take such action on such Lender's and the Swap Provider's behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Agent by this Agreement and/or any other Security Document, together with such powers and discretions as are reasonably incidental thereto.

16.2        Agent's actions

Any action taken by the Agent under or in relation to this Agreement or any of the other Security Documents whether with requisite authority or on the basis of appropriate instructions, received from the Lenders and/or the Swap Provider (or as otherwise duly authorised) shall be binding on all the Lenders and the Swap Provider.

16.3        Agent's duties

The Agent shall:

16.3.1
promptly notify each Lender and the Swap Provider of the contents of each notice, certificate or other document received by it from the Borrowers under or pursuant to clauses 8.1.1, 8.1.5, 8.1.6 and 8.1.7; and

16.3.2
(subject to the other provisions of this clause 16) take (or instruct the Security Agent to take) such action or, as the case may be, refrain from taking (or authorise the Security Agent to refrain from taking) such action with respect to the exercise of any of its rights, remedies, powers and discretions as agent, as the Majority Lenders may direct.

16.4        Agent's rights

The Agent may:

16.4.1
in the exercise of any right, remedy, power or discretion in relation to any matter, or in any context, not expressly provided for by this Agreement or any of the other Security Documents, act or, as the case may be, refrain from acting (or authorise the Security Agent to act or refrain from acting) in accordance with the instructions of the Lenders and/or the Swap Provider, and shall be fully protected in so doing;

16.4.2
unless and until it shall have received directions from the Majority Lenders, take such action or, as the case may be, refrain from taking such action (or authorise the Security Agent to take or refrain from taking such action) in respect of a Default of which the Agent has actual knowledge as it shall deem advisable in the best interests of the Lenders and the Swap Provider (but shall not be obliged to do so);

16.4.3
refrain from acting (or authorise the Security Agent to refrain from acting) in accordance with any instructions of the Lenders and/or the Swap Provider to institute any legal proceedings arising out of or in connection with this Agreement or any of the other Security Documents until it and/or the Security Agent has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees) which it would or might incur as a result;

16.4.4	deem and treat each Lender as the person entitled to the benefit of the Contribution of such Lender for all purposes of this Agreement unless and until a notice shall have been filed with the

Agent pursuant to clause 15.3 and shall have become effective, and (iii) the office set opposite the name of each of the Lenders in schedule 1 as such Lender's lending office unless and until a written notice of change of lending office shall have been received by the Agent and the Agent may act upon any such notice unless and until the same is superseded by a further such notice;

16.4.5
rely as to matters of fact which might reasonably be expected to be within the knowledge of any Security Party upon a certificate signed by any director or officer of the relevant Security Party on behalf of the relevant Security Party; and

16.4.6	do anything which is in its opinion necessary or desirable to comply with any law or regulation in any jurisdiction.

16.5        No liability of Arranger or Agent

Neither of the Arranger nor the Agent nor any of their respective employees and agents shall:

16.5.1
be obliged to make any enquiry as to the use of any of the proceeds of the Loan unless (in the case of the Agent) so required in writing by a Lender, in which case the Agent shall promptly make the appropriate request to the Borrowers; or

16.5.2
be obliged to make any enquiry as to any breach or default by the Borrowers or any of them or any other Security Party in the performance or observance of any of the provisions of this Agreement or any of the other Security Documents or as to the existence of a Default unless (in the case of the Agent) the Agent has actual knowledge thereof or has been notified in writing thereof by a Lender or the Swap Provider, in which case the Agent shall promptly notify the Lenders and the Swap Provider of the relevant event or circumstance; or

16.5.3
be obliged to enquire whether or not any representation or warranty made by the Borrowers or any of them or any other Security Party pursuant to this Agreement or any of the other Security Documents is true; or

16.5.4
be obliged to do anything (including, without limitation, disclosing any document or information) which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or

16.5.5	be obliged to account to any Lender or the Swap Provider for any sum or the profit element of any sum received by it for its own account; or

16.5.6	be obliged to institute any legal proceedings arising out of or in connection with this Agreement or any of the other Security Documents other than on the instructions of the Majority Lenders; or

16.5.7
be liable to any Lender or the Swap Provider for any action taken or omitted under or in connection with this Agreement or any of the other Security Documents unless caused by its gross negligence or wilful misconduct.

For the purposes of this clause 16, neither of the Arranger nor the Agent shall be treated as having actual knowledge of any matter of which the corporate finance or any other division outside the agency or loan administration department of either Arranger or the person for the time being acting as the Agent may become aware in the context of corporate finance, advisory or lending activities from time to time undertaken by either Arranger or, as the case may be, the Agent for any Security Party or any other person which may be a trade competitor of any Security Party or may otherwise have commercial interests similar to those of any Security Party.

16.6        Non-reliance on Arranger or Agent

Each Lender and the Swap Provider acknowledges that it has not relied on any statement, opinion, forecast or other representation made by either Arranger or the Agent to induce it to enter into this Agreement or any of the other Security Documents and that it has made and will continue to make, without reliance on the Arranger or the Agent and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Security Parties and its own independent investigation of the financial condition, prospects and affairs of the Security Parties in connection with the making and continuation of such Lender's Commitment or Contribution under this Agreement. Neither the Arranger nor the Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the Swap Provider with any credit or other information with respect to any Security Party whether coming into its possession before the making of the Loan or at any time or times thereafter other than as provided in clause 16.3.1.

16.7        No responsibility on Arranger or Agent for Borrower's performance

Neither the Arrangers nor the Agent shall have any responsibility or liability to any Lender or the Swap Provider:

16.7.1	on account of the failure of any Security Party to perform its obligations under any of the Security Documents; or

16.7.2	for the financial condition of any Security Party; or

16.7.3	for the completeness or accuracy of any statements, representations or warranties in any of the Security Documents or any document delivered under any of the Security Documents; or

16.7.4
for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of any of the Security Documents or of any certificate, report or other document executed or delivered under any of the Security Documents; or

16.7.5	to investigate or make any enquiry into the title of the Borrowers or any other Security Party to the Ships or any other security or any part thereof; or

16.7.6	for the failure to register any of the Security Documents with any official or regulatory body or office or elsewhere; or

16.7.7	for taking or omitting to take any other action under or in relation to any of the Security Documents or any aspect of any of the Security Documents; or

16.7.8	on account of the failure of the Security Agent to perform or discharge any of its duties or obligations under the Security Documents; or

16.7.9	otherwise in connection with this Agreement or its negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Lenders or the Swap Provider.

16.8        Reliance on documents and professional advice

The Arranger and the Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it (including those in an Arranger's or, as the case may be, the Agent's employment).

16.9        Other dealings

The Arranger and the Agent may, without any liability to account to the Lenders or the Swap Provider, accept deposits from, lend money to, and generally engage in any kind of banking or other business with, and provide advisory or other services to, any Security Party or any of its Related Companies or any of the Lenders or the Swap Provider as if it were not an Arranger or, as the case may be, the Agent.

16.10      Rights of Agent as Lender; no partnership

With respect to its own Commitment and Contribution (if any) the Agent shall have the same rights and powers under the Security Documents as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and the term "Lenders" shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender. This Agreement shall not and shall not be construed so as to constitute a partnership between the parties or any of them.

16.11      Amendments and waivers

16.11.1
Subject to clause 16.11.2, the Agent may, with the consent of the Majority Lenders (or if and to the extent expressly authorised by the other provisions of any of the Security Documents) and, if so instructed by the Majority Lenders, shall:

(a)	agree (or authorise the Security Agent to agree) amendments or modifications to any of the Security Documents with the Borrowers and/or any other Security Party; and/or

(b)
vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of any of the other Security Documents by the Borrowers and/or any other Security Party (or authorise the Security Agent to do so).

Any such action so authorised and effected by the Agent shall be documented in such manner as the Agent shall (with the approval of the Majority Lenders) determine, shall be promptly notified to the Lenders and the Swap Provider by the Agent and (without prejudice to the generality of clause 16.2) shall be binding on the Lenders and the Swap Provider.

16.11.2
Except with the prior written consent of all the Lenders, the Agent shall have no authority on behalf of the Lenders or the Swap Provider to agree (or authorise the Security Agent to agree) with the Borrowers and/or any other Security Party any amendment or modification to any of the Security Documents or to grant (or authorise the Security Agent to grant) waivers in respect of breaches or defaults or to vary or excuse (or authorise the Security Agent to vary or excuse) performance of or under any of the Security Documents by the Borrowers or any of them and/or any other Security Party, if the effect of such amendment, modification, waiver or excuse would be to:

(a)	reduce the Margin;

(b)	postpone the due date or reduce the amount of any payment of principal, interest or other amount payable by any Security Party under any of the Security Documents;

(c)	change the currency in which any amount is payable by any Security Party under any of the Security Documents;

(d)	increase any Lender's Commitment;

(e)	extend any Termination Date;

(f)
change any provision of any of the Security Documents which expressly or implied requires the approval or consent of all the Lenders such that the relevant approval or consent may be given otherwise than with the sanction of all the Lenders;

(g)	change the order of distribution under clauses 6.9 and 13.1;

(h)	change this clause 16.11;

(i)	change the definition of "Majority Lenders" in clause 1.2; or

(j)
release any Security Party from the security constituted by any Security Document (except as required by the terms thereof or by law) or change the terms and conditions upon which such security or guarantee may be, or is required to be, released.

16.12      Reimbursement and indemnity by Lenders

Each Lender shall reimburse the Agent (rateably, if prior to the first drawdown, in accordance with such Lender's aggregate Commitment or, if after the first drawdown, in accordance with, such Lender's Contribution), to the extent that the Agent is not reimbursed by the Borrowers, for the costs, charges and expenses incurred by the Agent which are expressed to be payable by the Borrowers under clause 5.1 including (in each case) the fees and expenses of legal or other professional advisers. Each Lender shall on demand indemnify the Agent (rateably, if prior to the first drawdown, in accordance with such Lender's aggregate Commitment or, if after the first drawdown, in accordance with such Lender's Contribution) against all liabilities, damages, costs and claims whatsoever incurred by the Agent in connection with any of the Security Documents or the performance of its duties under any of the Security Documents or any action taken or omitted by the Agent under any of the Security Documents, unless such liabilities, damages, costs or claims arise from the Agent's own gross negligence or wilful misconduct.

16.13      Retirement of Agent

16.13.1
The Agent may, having given to the Borrowers and each of the Lenders and the Swap Provider not less than fifteen (15) days' notice of its intention to do so, retire from its appointment as Agent under this Agreement, provided that no such retirement shall take effect unless there has been appointed by the Lenders and the Swap Provider as a successor agent:

(a)	a Related Company of the Agent nominated by the Agent which the Lenders and the Swap Provider hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(b)	a Lender nominated by the Majority Lenders or, failing such a nomination,

(c)	any reputable and experienced bank or financial institution nominated by the retiring Agent.

Any corporation into which the retiring Agent may be merged or converted or any corporation with which the Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Agent shall be a party shall, to the extent permitted by applicable law, be the successor Agent under this Agreement and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party, the Lenders and the Swap Provider. Prior to any such successor being appointed and provided no Default has occurred and is continuing, the Agent agrees to obtain the prior consent of the Borrowers (such consent not to be unreasonably withheld or delayed).

16.13.2
Upon any such successor as aforesaid being appointed, the retiring Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Agent. The retiring Agent shall (at the expense of the Borrowers) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.14      Appointment and retirement of Security Agent

16.14.1	Appointment

Each of the Lenders, the Agent and the Swap Provider irrevocably appoints the Security Agent as its security agent and trustee for the purposes of this Agreement and the other Security Documents, in each case on the terms set out in this Agreement. By virtue of such appointment, each of the Lenders, the Agent and the Swap Provider hereby authorises the Security Agent (whether or not by or through employees or agents) to take such action on its behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the other Security Agent by this Agreement and/or the other Security Documents, together with such powers and discretions as are reasonably incidental thereto.

16.14.2	Retirement

Without prejudice to clause 16.13, the Security Agent may, having given to the Borrowers, the Agent, each of the Lenders and the Swap Provider not less than fifteen (15) days' notice of its intention to do so, retire from its appointment as Security Agent under this Agreement and any Trust Deed, provided that no such retirement shall take effect unless there has been appointed by the Lenders, the Agent and the Swap Provider as a successor security agent and trustee:

(a)
a Related Company of the Security Agent nominated by the Security Agent which the Lenders, the Agent and the Swap Provider hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(b)	a bank or trust corporation nominated by the Majority Lenders or, failing such a nomination,

(c)	any bank or trust corporation nominated by the retiring Security Agent,

and, in any case, such successor security agent and trustee shall have duly accepted such appointment by delivering to the Agent (i) written confirmation (in a form acceptable to the Agent) of such acceptance agreeing to be bound by this Agreement in the capacity of Security Agent as if it had been an original party to this Agreement and (ii) a duly executed Trust Deed.

Any corporation into which the retiring Security Agent may be merged or converted or any corporation with which the Security Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Security Agent shall be a party shall, to the extent permitted by applicable law, be the successor Security Agent under this Agreement, any Trust Deed and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement, any Trust Deed and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party and the Lenders and the Swap Provider. Prior to any such successor being appointed and provided no Default has occurred and is continuing, the Security Agent agrees to obtain the prior consent of the Borrowers (such consent not to be unreasonably withheld or delayed).

Upon any such successor as aforesaid being appointed, the retiring Security Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Security Agent. The retiring Security Agent shall (at the expense of the Borrowers) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.15      Powers and duties of the Security Agent

16.15.1
The Security Agent shall have no duties, obligations or liabilities to any of the Lenders, the Swap Provider and the Agent beyond those expressly stated in any of the Security Documents. Each of the Agent, the Swap Provider and the Lenders hereby authorises the Security Agent to enter into and execute:

(a)	each of the Security Documents to which the Security Agent is or is intended to be a party; and

(b)	any and all such other Security Documents as may be approved by the Agent in writing (acting on the instructions of the Majority Lenders) for entry into by the Security Agent,

and, in each and every case, to hold any and all security thereby created upon trust for the Lenders and the Agent in the manner contemplated by this Agreement.

16.15.2	Subject to clause 16.15.3 the Security Agent may, with the prior consent of the Majority Lenders communicated in writing by the Agent, concur with any of the Security Parties to:

(a)	amend, modify or otherwise vary any provision of the Security Documents to which the Security Agent is or is intended to be a party; or

(b)	waive breaches of, or defaults under, or otherwise excuse performance of, any provision of the Security Documents to which the Security Agent is or is intended to be a party.

Any such action so authorised and effected by the Security Agent shall be promptly notified to the Lenders, the Swap Provider and the Agent by the Security Agent and shall be binding on the other Creditors.

16.15.3	The Security Agent shall not concur with any Security Party with respect to any of the matters described in clause 16.11.2 without the consent of the Lenders communicated in writing by the Agent.

16.15.4
The Security Agent shall (subject to the other provisions of this clause 16) take such action or, as the case may be, refrain from taking such action, with respect to any of its rights, powers and discretions as security agent and trustee, as the Agent may direct. Subject as provided in the foregoing provisions of this clause, unless and until the Security Agent shall have received such instructions from the Agent, the Security Agent may, but shall not be obliged to, take (or refrain from taking) such action under or pursuant to the Security Documents referred to in clause 16.14 as the Security Agent shall deem advisable in the best interests of the Creditors provided that (for the avoidance of doubt), to the extent that this clause might otherwise be construed as authorising the Security Agent to take, or refrain from taking, any action of the nature referred to in clause 16.15.2 - and for which the prior consent of the Lenders is expressly required under clause 16.15.3 - clauses 16.15.2 and 16.15.3 shall apply to the exclusion of this clause:

16.15.5
None of the Lenders nor the Agent nor the Swap Provider shall have any independent power to enforce any of the Security Documents referred to in clause 16,15.1 or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or any of them or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents or any of them except through the Security Agent.

16.15.6
For the purpose of this clause 16, the Security Agent may, rely and act in reliance upon any information from time to time furnished to the Security Agent by the Agent (whether pursuant to clause 16.15.7 or otherwise) unless and until the same is superseded by further such information, so that the Security Agent shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in reliance upon any such information unless the Security Agent has actual knowledge that such information is inaccurate or incorrect.

16.15.7
Without prejudice to the foregoing each of the Agent, the Swap Provider and the Lenders (whether directly or through the Agent) shall provide the Security Agent with such written information as it may reasonably require for the purpose of carrying out its duties and obligations under the Security Documents referred to in clause 16.15.1.

16.15.8
Each Lender shall reimburse the Security Agent (rateably in accordance with such Lender's Commitment or, after the first drawdown, Contribution), to the extent that the Security Agent is not reimbursed by the Borrowers, for the costs, charges and expenses incurred by the Security Agent which are expressed to be payable by the Borrowers under clause 5.2 including (in each case) the fees and expenses of legal or other professional advisers. Each Lender shall on demand indemnify the Security Agent (rateably in accordance with such Lender's Commitment or, after the first drawdown, Contribution) against all liabilities, damages, costs and claims whatsoever incurred by the Security Agent in connection with any of the Security Documents or the performance of its duties under any of the Security Documents or any action taken or omitted by the Security Agent under any of the Security Documents, unless such liabilities, damages, costs or claims arise from the Security Agent's own gross negligence or wilful misconduct.

16.16      Trust provisions

16.16.1	The trusts constituted or evidenced in or by this Agreement and the Trust Deed shall remain in full force and effect until whichever is the earlier of:

(a)	the expiration of a period of eighty (80) years from the date of this Agreement; and

(b)
receipt by the Security Agent of confirmation in writing by the Agent that there is no longer outstanding any Indebtedness (actual or contingent) which is secured or guaranteed or otherwise assured by or under any of the Security Documents, and the parties to this Agreement declare that the perpetuity period applicable to this Agreement and the trusts declared by the Trust Deed shall for the purposes of the Perpetuities and Accumulations Act 1964 be the period of eighty (80) years from the date of this Agreement.

16.16.2
in its capacity as trustee in relation to the Security Documents specified in clause 16.15.1, the Security Agent shall, without prejudice to any of the powers, discretion and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of any of those Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by any of those Security Documents.

16.16.3
It is expressly declared that, in its capacity as trustee in relation to the Security Documents specified in clause 16.15.1, the Security Agent shall be entitled to invest moneys forming part of the security and which, in the opinion of the Security Agent, may not be paid out promptly following receipt in the name or under the control of the Security Agent in any of the investments for the time being authorised by law for the investment by trustees of trust moneys or in any other property or investments whether similar to the aforesaid or not or by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify its investments and the Security Agent may at any time vary or transpose any such property or investments for or into any others of a like nature and shall not be responsible for any loss due to depreciation in value or otherwise of such property or investments. Any investment of any part or all of the security may, at the discretion of the Security Agent, be made or retained in the names of nominees.

16.17      Independent action by Creditors

None of the Creditors shall enforce, exercise any rights, remedies or powers or grant any consents or releases under or pursuant to, or otherwise have a direct recourse to the security and/or guarantees constituted by any of the Security Documents without the prior written consent of the Majority Lenders but, Provided such consent has been obtained, it shall not be necessary for any other Creditor to be joined as an additional party in any proceedings for this purpose.

16.18      Common Agent and Security Agent

The Agent and the Security Agent have entered into the Security Documents in their separate capacities (a) as agent for the Lenders and the Swap Provider under and pursuant to this Agreement (in the case of the Agent) and (b) as security agent and trustee for the Lenders, the Agent and the Swap Provider under and pursuant to this Agreement, to hold the guarantees and/or security created by the Security Documents specified in clause 16.15.1 on the terms set out in such Security Documents (in the case of the Security Agent). However, from time to time the Agent and the Security Agent may be the same entity. When the Agent and the Security Agent are the same entity and any Security Document provides for the Agent to communicate with or provide instructions to the Security Agent (and vice versa), it will not be necessary for there to be any such formal communications or instructions on those occasions.

16.19      Co-operation to achieve agreed priorities of application

The Lenders, the Swap Provider and the Agent shall co-operate with each other and with the Security Agent and any receiver under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 13.1.

16.20      Prompt distribution of proceeds

Moneys received by any of the Creditors (whether from a receiver or otherwise) pursuant to the exercise of (or otherwise by virtue of the existence of) any rights and powers under or pursuant to any of the Security Documents shall (after providing for all costs, charges, expenses and liabilities and other payments ranking in priority) be paid to the Agent for distribution (in the case of moneys so received by any of the Creditors other than the Agent or the Security Agent), and shall be distributed by the Agent or, as the case may be, the Security Agent (in the case of moneys so received by the Agent or, as the case may be, the Security Agent), in each case in accordance with clause 13.1. The Agent or, as the case may be, the Security Agent shall make each such application and/or distribution as soon as is practicable after the relevant moneys are received by, or otherwise become available to, the Agent or, as the case may be, the Security Agent save that (without prejudice to any other provision contained in any of the Security Documents) the Agent or, as the case may be, the Security Agent (acting on the instructions of the Majority Lenders) or any receiver may credit any moneys received by it to a suspense account for so long and in such manner as the Agent or such receiver may from time to time determine with a view to preserving the rights of the Agent and/or the Security Agent and/or the Account Bank and/or the Arranger and/or the Lenders and/or the Swap Provider or any of them to prove for the whole of their respective claims against the Borrowers or any other person liable.

17	Notices and other matters

17.1        Notices

Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Security Documents shall:

17.1.1	be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

17.1.2
be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or three (3) days after it has been put in to the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

17.1.3	be sent (subject to clause 17.2 herein):

(a)	if to the Borrowers or any of them at:

c/o Maritime Capital Partners Limited
9th Floor
4-6 On Lan Street
Central
Hong Kong

	Fax no:	+852 2522 5090
	Attn:	Mark Harris/Wong Tshun Meei
	E-mail:	mharris@maritime-capital.com / mwong@maritime-capital.com

(b)	if to the Agent or the Security Agent at:

77 Robinson Road #30-02
Singapore 06896

	Fax no:	+65 6511 0700
	Attn:	Evan Cohen/Danny Siew/Ng Gah May
	E-mail:	evan.cohen@dvbbank.com / danny.siew@dvbbank.com /
lam.singapore@dvbbank.com

(c)	if to the Account Bank at:

77 Robinson Road #30-02
Singapore 06896

	Fax no:	+65 6511 0700
	Attn:	Evan Cohen/Danny Siew/Ng Gah May
	E-mail:	evan.cohen@dvbbank.com / danny.siew@dvbbank.com /
lam.singapore@dvbbank.com

(d)	if to the Arrangers at:

DVB Group Merchant Bank (Asia) Ltd.
77 Robinson Road #30-02
Singapore 06896

	Fax no:	+65 6511 0700
	Attn:	Evan Cohen/Danny Siew/Ng Gah May
	E-mail:	evan.cohen@dvbbank.com / danny.siew@dvbbank.com /
lam.singapore@dvbbank.com

Credit Suisse
St. Alban Graben 1-3
CH-4002 Basel
Switzerland

	Fax no:	+41 61 266 7939
	Attn:	Mr Raphael Neuner
	E-mail:	raphaelneuner@credit-suisse.com

United Overseas Bank Limited
Corporate Banking Sector
1 Raffles Place
#10-00 OUB Centre
Singapore 048616

	Fax no:	+65 6538 1982 / +65 6538 2449
	Attention:	Ms Cindy Kong / Ms Lau Kim Ping
	E-mail:	cindy.kongss@uobgroup.com / lau.kimping@uobgroup.com

(e)	if to a Lender, to its address or fax number specified in schedule 1 or, in the case of a Transferee Lender, in any relevant Transfer Certificate; or

(f)	if to the Swap Provider, to its address or fax number specified in paragraph (a) of Part 4 of the schedule to the Master Agreement,

or to such other address and/or numbers as is notified by one party to the other parties under this Agreement.

17.2        Notices through the Agent

Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) any other Security Document to be given by the Borrowers or any of them to any other party (other than the Swap Provider), shall be given to the Agent for onward transmission as appropriate and if it is to be given to the Borrowers it shall (except otherwise provided in the Security Documents) be given to the Agent for onward transmission to the Borrowers.

17.3        No implied waivers, remedies cumulative

No failure or delay on the part of a Creditor to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by such Creditor of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

17.4        English language

All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Security Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Creditors or any of them shall be entitled to rely.

17.5        Borrowers' obligations

17.5.1	Joint and several

Notwithstanding anything to the contrary contained in any of the Security Documents, the agreements, obligations and liabilities of the Borrowers herein contained are joint and several and shall be construed accordingly. Each of the Borrowers agrees and consents to be bound by the Security Documents to which it is, or is to be, a party notwithstanding that the other Borrowers which are intended to sign or to be bound may not do so or be effectually bound and notwithstanding that any of the Security Documents may be invalid or unenforceable against the other Borrowers, whether or not the deficiency is known to any of the Creditors.

17.5.2	Borrowers as principal debtors

Each Borrower acknowledges and confirms that it is a principal and original debtor in respect of all amounts which may become payable by the Borrowers in accordance with the terms of this Agreement or any of the other Security Documents and agrees that the Creditors may also continue to treat it as such, whether or not any Creditor is or becomes aware that such Borrower is or has become a surety for the other Borrowers.

17.5.3	Indemnity

The Borrowers hereby agree jointly and severally to keep the Creditors fully indemnified on demand against all damages, losses, costs and expenses arising from any failure of any Borrower to perform or discharge any purported obligation or liability of the other Borrowers which would have been the subject of this Agreement or any other Security Document had it been valid and enforceable and which is not or ceases to be valid and enforceable against the other Borrowers on any ground whatsoever, whether or not known to a Creditor including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the other Borrowers (or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or any other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Security Party)).

17.5.4	Liability unconditional

None of the obligations or liabilities of the Borrowers under this Agreement or any other Security Document shall be discharged or reduced by reason of:

(a)
the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Borrower or any other person liable;

(b)
the Agent (acting on the instructions of the Majority Lenders) granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, any Borrower or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting, varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any Borrower or any other person liable; or

(c)	anything done or omitted which but for this provision might operate to exonerate the Borrowers or any of them.

17.5.5	Recourse to other security

The Creditors shall not be obliged to make any claim or demand or to resort to any Security Document or other means of payment now or hereafter held by or available to it for enforcing this Agreement or any of the Security Documents against any Borrower or any other person liable and no action taken or omitted by any Creditor in connection with any such Security Document or other means of payment will discharge, reduce, prejudice or affect the liability of the Borrowers under this Agreement and the Security Documents to which any of them is, or is to be, a party.

17.5.6	Waiver of Borrowers' rights

Each Borrower agrees with each Creditor that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Total Commitment remains outstanding, it will not, without the prior written consent of the Agent (acting on the instructions of the Majority Lenders):

(a)	exercise any right of subrogation, reimbursement and indemnity against the other Borrowers or any other person liable under the Security Documents;

(b)
demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to such Borrower from the other Borrowers or from any other person liable or demand or accept any guarantee, indemnity or other assurance against financial loss or any document or instrument created or evidencing an Encumbrance in respect of the same or dispose of the same;

(c)	take any steps to enforce any right against the other Borrowers or any other person liable in respect of any such moneys; or

(d)
claim any set-off or counterclaim against the other Borrowers or any other person liable or claiming or proving in competition with any Creditor in the liquidation of the other Borrowers or any other person liable or have the benefit of, or share in, any payment from or composition with, the other Borrowers or any other person liable or any other Security Document now or hereafter held by any Creditor for any moneys owing under this Agreement or for the obligations or liabilities of any other person liable but so that, if so directed by the Agent, it will prove for the whole or any part of its claim in the liquidation of the other Borrowers or other person liable on terms that the benefit of such proof and all money received by it in respect thereof shall be held on trust for the Lenders and applied in or towards discharge of any moneys owing under this Agreement in such manner as the Agent (acting on the instructions of the Majority Lenders) shall deem appropriate.

17.6        Conflicts

In the event of any conflict between this Agreement and any of the other Security Documents, the provisions of this Agreement shall prevail.

17.7        Counterparts

This Agreement may be executed in any number of counterparts and by each of the parties hereto on separate counterparts, each of which when executed and delivered shall constitute an original, but all counterparts shall together constitute but one and the same instrument.

17.8        SeverabiIity

if, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

18	Governing law and jurisdiction

18.1        Law

This Agreement is governed by, and shall be construed in accordance with, English law.

18.2        Submission to jurisdiction

The Borrowers jointly and severally agree, for the benefit of each Creditor, that any legal action or proceedings arising out of or in connection with this Agreement against the Borrowers or any of them or any of their assets may be brought in the English courts. Each of the Borrowers irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Law Debenture Corporate Services Limited at present of Fifth Floor, 100 Wood Street, London EC2V 7EX, UK to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of a Creditor to take proceedings against the Borrowers or any of them in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

The parties further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrowers or any of them may have against any Creditor arising out of or in connection with this Agreement.

18.3        Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1
The Lenders and their Commitments
Part 1 - Senior Lenders

Name	Lending officer and contact details		Senior Commitment ($)
DVB Group Merchant Bank (Asia) Ltd.	Lending Office 77 Robinson Road #30-02 Singapore 068896 Address for Notices 77 Robinson Road #30-02 Singapore 068896		20,840,250
	Fax no: Attn: E-mail:	+65 6511 0700 Evan Cohen / Danny Siew / Ng Gah May evan.cohen@dvbbank.com / danny.siew@dvbbank.com / lam.singapore@dvbbank.com
Credit Suisse	Lending Office St. Alban Graben 1-3 CH-4002 Basel Switzerland Address for Notices St. Alban Graben 1-3 CH-4002 Basel Switzerland		41,680,500
	Fax: Attn: E-mail:	+41 61 266 7939 Mr Raphael Neuner raphael.neuner@credit-suisse.com
	with a copy to: Credit Suisse, Hong Kong Branch 23/F Three Exchange Square 8 Connaught Place Hong Kong
	Fax no: Attn: E-mail:	+852 2841 5670 Becky Hung becky.hung@credit-suisse.com

Name	Lending officer and contact details		Senior Commitment ($)
United Overseas Bank Limited	Lending Office Corporate Banking Sector 1 Raffles Place #10-00 OUB Centre Singapore 048616 Address for Notices Corporate Banking Sector 1 Raffles Place #10-00 OUB Centre Singapore 048616		20,840,250
	Fax no: Attention: E-mail:	+65 6538 1982 / +65 6538 2449 Ms Cindy Kong / Ms Lau Kim Ping cindy.kongss@uobgroup.com / lau.kimping@uobgroup.com
TOTAL SENIOR COMMITMENT			83,361,000

Part 2 -Junior Lenders

Name	Lending officer and contact details		Senior Commitment ($)
DVB Group Merchant Bank (Asia) Ltd.	Lending Office 77 Robinson Road #30-02 Singapore 068896 Address for Notices 77 Robinson Road #30-02 Singapore 068896		6,946,750
	Fax no: Attn: E-mail:	+65 6511 0700 Evan Cohen / Danny Siew / Ng Gah May evan.cohen@dvbbank.com / danny.siew@dvbbank.com / lam.singapore@dvbbank.com
United Overseas Bank Limited	Lending Office Corporate Banking Sector 1 Raffles Place #10-00 OUB Centre Singapore 048616 Address for Notices Corporate Banking Sector 1 Raffles Place #10-00 OUB Centre Singapore 048616		6,946,750
	Fax no: Attention: E-mail:	+65 6538 1982 / +65 6538 2449 Ms Cindy Kong / Ms Lau Kim Ping cindy.kongss@uobgroup.com / lau.kimping@uobgroup.com
TOTAL JUNIOR COMMITMENT			13,893,500

Schedule 2
Form of Drawdown Notice

(referred to in clause 2.4)

To:	DVB Group Merchant Bank (Asia) Ltd.
77 Robinson Road #30-02
Singapore 068896
(as Agent)
[•] 200[•]

US$97,254,500 Loan Facility
Loan Agreement dated [•] 2007 (the "Loan Agreement")

We refer to the Loan Agreement and hereby give you notice that we wish to draw down the [•] Advance[s) namely $[•] on [•] 200[•] and select [a first Interest Period in respect thereof of [•] months] [the first interest period in respect hereof to expire on [•] 200[•]]. The funds should be credited to [name and number of account] with [details of bank in New York City].
We confirm that:

(a)	no event or circumstance has occurred and is continuing which constitutes a Default;

(b)
the representations and warranties contained in clauses 7.1 and 7.2(b) of the Loan Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)
the borrowing to be effected by the drawdown of such Advance[s] will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded;

(d)	there has been no material adverse change:

(i)
in the business, assets, operations, results of operations, management, performance, prospects, properties or the condition (financial or otherwise) of any of the Borrowers from that described by or on behalf of the Borrowers or any other Security Party to the Agent and/or the Arranger in the negotiation of this Agreement; or

(ii)	in the ability of any of the Borrowers or any other Security Party to comply with any of their respective obligations under the Security Documents or any of them; or

(iii)	in the legality, validity or enforceability of any of the Security Documents or any of the rights or remedies of the Creditors or any of them thereunder; and

(e)	the said Advance[s] will be used for our own benefit and under our full responsibility and exclusively for the purpose specified in clauses 1.1 and 2.5 of the Loan Agreement.

Words and expressions defined in the Loan Agreement shall have the same meanings where used herein.

For and an behalf of	For and on behalf of
MARITIME FIGHTER SHIPPING LIMITED	MARITIME FIESTA SHIPPING LIMITED

For and on behalf of	For and on behalf of
MARITIME FANTASY SHIPPING LIMITED	MARITIME FREEWAY SHIPPING LIMITED

Schedule 3
Documents and evidence required as conditions precedent
(referred to in clause 9.1)

Part I - conditions precedent to each Lender making its Commitment available

1      Constitutional documents

copies, certified by an officer of each Security Party as true, complete and up to date copies of all documents which contain or establish or relate to the constitution of that Security Party;

2              Corporate authorisations

copies of resolutions of the directors and shareholders of each Security Party approving such of the Underlying Documents and the Security Documents to which such Security Party is, or is to be, party and authorising the signature, delivery and performance of such Security Party's obligations thereunder, certified by an officer of such Security Party as:

(a)	being true and correct;

(b)	being duly passed at meetings of the directors of such Security Party and of the shareholders of such Security Party duly convened and held;

(c)	not having been amended, modified or revoked; and

(d)	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by any Security Party pursuant to such resolutions;

3              Specimen signatures

copies of the signatures of the persons who have been authorised on behalf of each Security Party to sign such of the Underlying Documents and the Security Documents to which such Security Party is, or is to be, party and to give notices and communications, including notices of drawing, under or in connection with the Security Documents, certified by an officer of such Security Party as being the true signatures of such persons;

4              Certificate of incumbency

a list of directors and officers of each Security Party specifying the names and positions of such persons, certified by an officer of such Security Party to be true, complete and up to date;

5              Borrowers' consents and approvals

a certificate from an officer of each of the Borrowers that no consents, authorisations, licences or approvals are necessary for that Borrower to authorise or are required by that Borrower in connection with the borrowing by that Borrower of the Loan pursuant to this Agreement or the execution, delivery and performance of that Borrowers' Security Documents;

6              Other consents and approvals

a certificate from an officer of each Security Party (other than the Borrowers) that no consents, authorisations, licences or approvals are necessary for such Security Party to guarantee and/or grant security for the borrowing by the Borrowers of the Total Commitment pursuant to this Agreement and execute, deliver and perform the Security Documents insofar as such Security Party is a party thereto;

7              Contracts

a copy, certified as a true and complete copy by an officer of the relevant Borrower of each of the Contracts, the Novation Agreements and the Approved Charters;

8              Security Documents

the Fee Letters, the Master Swap Agreement, the Master Swap Agreement Assignment, the Accounts Charge, the Share Pledges and the Trust Deed, each duly executed by the parties thereto; and

9              Accounts

evidence that the Accounts have been opened and duly completed mandate forms in respect thereof have been delivered to the Agent;

10           Fees

evidence that any fees and commissions due under clause 5.1 have been paid in full;

11           Borrowers' process agent

a letter from each Borrower's agent for receipt of service of proceedings referred to in clause 18.2 accepting its appointment under the said clause and under each of the other Security Documents in which it is or is to be appointed as such Borrower's agent and referred to in this Part 1;

12           Security Parties' process agent

a letter from each Security Party's agent for receipt of service of proceedings referred to in each of the Security Documents to which such Security Party is a party and referred to in this Part 1 accepting its appointment under each such Security Document;

13           English opinion

an opinion of Norton Rose (Asia) LLP legal advisers on matters of English law to the Agent; and

14           Liberian opinion

an opinion of Blank Rome LLP, legal advisers on matters of Liberian law to the Agent;

15           Singaporean opinion

an opinion of Robert Wang & Woo LLC, legal advisers on matters of Singapore law to the Agent;

16           Bermudan opinion

an opinion of Appleby, legal advisers on matters of Bermudan law to the Agent; and

17           Evidence of ownership and "kyc"

(a)	evidence in writing and in form and substance satisfactory to the Agent in all respects of the ultimate beneficial owner or owners of the shares in the Sponsor; and

(b)
such documentation and other evidence as is requested by any Lender (through the Agent) in order for such Lender to carry out and be satisfied with the results of all necessary "know your client" or other checks which each such Lender is required to carry out under any applicable law or legislation or by any regulatory or financial services authority, in relation to the transactions contemplated by this Agreement and to the identity of any parties to this Agreement (other than the Creditors) and their directors, officers, shareholders and ultimate beneficial owners, including, without limitation, two (2) certified forms of identification of all authorised signatories under the Accounts, two (2) directors of the Borrowers and the Sponsor and the ultimate beneficial owners of the Sponsor.

Part 2 - conditions precedent to each Lender making an Advance available

1              Drawdown Notice

The Drawdown Notice in respect of the relevant Advance (the "Relevant Advance"), duly executed;

2              Conditions precedent

evidence that the conditions precedent set out in Part 1 of schedule 3 remain fully satisfied;

3             Updated corporate authorisations/certificates of incumbency a list of directors and officers of each Security Party specifying the names and positions of such persons and copies of the signatures of the persons who have been authorised on behalf of each Security Party to sign such of the Security Documents to which such Security Party is, or is to be, party and referred to in this Part 3 in respect of the Relevant Advance, and to give notices and communications, including notices of drawing, under or in connection with the Security Documents, certified by an officer of such Security Party to be, in the case of the list of directors, true, complete and up to date and, in the case of the specimen signatures, true signatures of such persons or a certificate by an officer of such Security Party that the list provided in respect of that Security Party pursuant to paragraph 4 of Part 1 of this schedule and that the specimen signatures provided in respect of the Security Party pursuant to paragraph 3 of Part 1 of this schedule remain true, complete and up to date;

4              Ship conditions

evidence that the Ship to which the Relevant Advance relates:

(a)	Registration and Encumbrances

is registered in the name of the relevant Borrower through the relevant Registry under the laws and flag of the relevant Flag State and that such Ship and its Earnings, Insurances and Requisition Compensation are free of Encumbrances unless otherwise permitted under this Agreement; and

(b)	Classification

maintains the relevant Classification free of all overdue requirements and recommendations of the relevant Classification Society affecting class; and

(c)	Insurance

is insured in accordance with the provisions of the relevant Ship Security Documents and all requirements of the Security Documents in respect of such insurance have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which such Ship is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to such Ship).

5              No claim

if required by the Agent, evidence satisfactory to the Agent that neither the relevant Seller nor any other party who may have a claim pursuant to the Contract to which the Relevant Advance relates have any claims against the relevant Ship or the relevant Borrower and that there have been no breaches of the terms of the relevant Contract or any default thereunder;

6              No variations to Contract

if required by the Agent, evidence that there have been no material amendments or variations agreed to the Contract to which the Relevant Advance relates and that no action has been taken by the relevant Seller which might in any way render such Contract inoperative or unenforceable, in whole or in part;

7              Fees and commissions

payment of any fees and commissions due from the Borrowers to any of the Creditors pursuant to the terms of clause 5.1 or any other provision of the Security Documents;

8              Delivery documents

(a)	a commercial invoice or any other similar document issued by the relevant Seller to the relevant Borrower in respect of the payment in full of the relevant Contract Price; and

(b)
copies of all the delivery documents to be exchanged between the relevant Seller and the relevant Borrower under the relevant Contract on Delivery of such Ship, including, without limitation, the bill of sale and the protocol of delivery and acceptance;

9              Security Documents

the Mortgage, the General Assignment and Charter Assignment (and notices and acknowledgements required to be executed pursuant thereto) in respect of the Ship to which the Relevant Advance relates, each duly executed and delivered;

10           Mortgage registration

evidence that the Mortgage in respect of the Ship to which the Relevant Advance relates will on Delivery of the relevant Ship be registered against such Ship through the relevant Registry under the laws and flag of the relevant Flag State;

11           Notices of assignment

duly executed notices of assignment in the forms prescribed by the Ship Security Documents for the Ship to which the Relevant Advance relates;

12           Insurance opinion

an opinion from insurance consultants to the Agent, on the insurances effected or to be effected in respect of the Ship to which the Relevant Advance relates, upon and following the Delivery Date of such Ship;

13           Borrowers' process agent

a letter from the relevant Borrower's agent for receipt of service of proceedings referred to in each of the relevant Mortgage and/or the General Assignment and/or Charter Assignment for the Ship to which the Relevant Advance relates and in which it is or is to be appointed as that Borrower's agent accepting its appointment under each such document;

14          Security Parties' process agent

a letter from each Security Party's agent for receipt of service of proceedings referred to in each Security Document to which the relevant Security Party is a party and which is referred to in this Part 2 in respect of the Relevant Advance, accepting its appointment under each of the relevant Security Documents;

15           Valuation

two (2) valuations of the Ship to which the Relevant Advance relates made (at the expense of the Borrowers) on the basis and in the manner specified in clause 8.2.2 dated not more than thirty (30) days prior to the relevant Delivery Date;

16           DOC and application for SMC

a certified copy of the DOC and either (i) a certified copy of the SMC for the Ship to which the Relevant Advance relates or (ii) evidence satisfactory to the Agent that the Operator has applied for an SMC for such Ship;

17           ISPS Code

evidence, satisfactory to the Agent, that the relevant Ship is subject to a ship security plan which complies with the ISPS Code and receipt of a copy, certified as a true copy by an officer of the relevant Borrower, of the ISSC for such Ship;

18           Liberian opinion

an opinion of Blank Rome LLP, legal advisers on matters of Liberian law to the Agent;

19           Equity

evidence that the part of the relevant instalment of the Contract Price payable to the relevant Seller in respect of that Ship, which is not being funded by the Relevant Advance pursuant to this Agreement has been deposited (not later than five (5) Banking Days before the proposed Drawdown Date of the Relevant Advance) with the Agent for further payment to the relevant Seller;

20           FFA Transactions

evidence that the Borrowers have complied with the provisions of clause 8.1.18; and

21           Further conditions

any such other opinion or further condition as may be reasonably required by the Agent.

Schedule 4
Form of Transfer Certificate

(refer to in clause 15.3)

TRANSFER CERTIFICATE

Lenders are advised not to employ Transfer Certificates or otherwise to assign or transfer interests in the Loan Agreement without further ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services and Markets Act 2000 and regulations made thereunder and similar statutes which may be in force in other jurisdictions

To:
DVB GROUP MERCHANT BANK (ASIA) LTD. as agent on its own behalf and on behalf of the Borrowers, the Lenders, the Account Bank, the Security Agent, the Swap Provider and the Arranger defined in the Loan Agreement referred to below.

[Date]
Attention:[•]

This certificate ("Transfer Certificate") relates to a loan agreement dated [•] 2007 (the "Loan Agreement") and made between (1) Maritime Fighter Shipping Limited, Maritime Fiesta Shipping Limited, Maritime Fantasy Shipping Limited and Maritime Freeway Shipping Limited (the "Borrowers"), (2) DVB Group Merchant Bank (Asia) Ltd., Credit Suisse and United Overseas Bank Limited as Arrangers, (3) DVB Group Merchant Bank (Asia) Ltd. as Agent, Security Agent and Account Bank, (4) DVB Bank AG as Swap Provider and (5) the banks and financial institutions referred to therein as lenders (the "Lenders"), in relation to a loan facility of up to ninety seven million two hundred and fifty four thousand five hundred Dollars ($97,254,500).  Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings herein as therein.

In this Certificate:

the "Transferor" means [full name] of [lending office]; and

the "Transferee" means [full name] of [lending office].

1
The Transferor with full title guarantee assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as a Lender under or by virtue of the Loan Agreement and all the Security Documents in relation to [ ] per centum ([ ]%) of the [Contribution] [Commitment] of the Transferor (or its predecessors in title), details of which are set out below:

Date of Advancer[s]	Amount of Advance[s]	Transferor's [Contribution] [Commitment] to Advance[s]	Maturity Date
[•]	[•]	[•]	[•]

2
The Transferor with full title guarantee assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as a Lender under or by virtue of the Loan Agreement and all the Security Documents in relation to [ ] per centum ([ ]%) of the [Contribution] [Commitment] of the Transferor (or its predecessors in title), details of which are set out below:

3	By virtue of this Transfer Certificate and clause 15 of the Loan Agreement, the Transferor is discharged [entirely from its [Contribution] [Commitment], which amounts to $[ ]] [from [ ] per centum ([ ]%) of its [Contribution] [Commitment], which percentage represents $[ ]].

4
The Transferee hereby requests the Agent (on behalf of itself, the Borrowers, the Account Bank, the Security Agent, the Arranger, the Swap Provider and the Lenders) to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of clause 15.3 of the Loan Agreement so as to take effect in accordance with the terms thereof on [date of transfer].

5	The Transferee:

(a)
confirms that it has received a copy of the Loan Agreement and the other Security Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;

(b)
confirms that it has not relied and will not hereafter rely on the Transferor, the Agent, the Account Bank, the Arranger, the Lenders, the Swap Provider or the Security Agent to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Loan Agreement, any of the Security Documents or any such documents or information;

(c)
agrees that it has not relied and will not rely on the Transferor, the Agent, the Account Bank, the Arranger, the Lenders, the Swap Provider or the Security Agent to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrowers, or any other Security Party (save as otherwise expressly provided therein);

(d)
warrants that it has power and authority to become a party to the Loan Agreement and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Loan Agreement and the Security Documents; and

(e)
if not already a Lender, appoints (i) the Agent to act as its agent and (ii) the Security Agent to act as its security agent and trustee, as provided in the Loan Agreement and the Security Documents and agrees to be bound by the terms of the Loan Agreement and the Security Documents.

6	The Transferor:

(a)	warrants to the Transferee that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so;

(b)
warrants to the Transferee that this Transfer Certificate is binding on the Transferor under the laws of England, the country In which the Transferor is incorporated and the country in which its lending office is located; and

(c)
agrees that it will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Transfer Certificate or for a similar purpose.

7
The Transferee hereby undertakes with the Transferor and each of the other parties to the Loan Agreement and the other Security Documents that it will perform in accordance with its terms all those obligations which by the terms of the Loan Agreement and the other Security Documents will be assumed by it after delivery of the executed copies of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

8
By execution of this Transfer Certificate on their behalf by the Agent and in reliance upon the representations and warranties of the Transferee, the Borrowers, the Agent, the Security Agent, the Arranger, the Account Bank, the Swap Provider and the Lenders accept the Transferee as a party to the Loan Agreement and the Security Documents with respect to all those rights and/or obligations which by the terms of the Loan Agreement and the Security Documents will be assumed by the Transferee (including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent, the Account Bank, the Arranger, the Swap Provider and the Security Agent as provided by the Loan Agreement) after delivery of the executed copies of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

9	None of the Transferor, the Agent, the Security Agent, the Account Bank, the Arranger, the Swap Provider or the Lenders:

(a)
makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Loan Agreement or any of the Security Documents or any document relating thereto; or

(b)
assumes any responsibility for the financial condition of the Borrowers or any of them or any other Security Party or any party to any such other document or for the performance and observance by the Borrowers or any of them or any other Security Party or any party to any such other document (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded (except as aforesaid).

11)
The Transferor and the Transferee each undertake that they will on demand fully indemnify the Agent in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter concerned with or arising out of it unless caused by the Agent's gross negligence or wilful misconduct, as the case may be.

11
The agreements and undertakings of the Transferee in this Transfer Certificate are given to and for the benefit of and made with each of the other parties to the Loan Agreement and the Security Documents.

12	This Transfer Certificate is governed by, and shall be construed in accordance with, English law.

Transferor	Transferee

By:	By:
Date:	Date:

Agent

Agreed for and on behalf of itself as Agent, the Borrowers, the Security Agent, the Account Bank, the Swap Provider, the Arrangers and the Lenders.

DVB GROUP MERCHANT BANK (ASIA) LTD.

By:
Date:

Note:  The execution of this Transfer Certificate alone may not transfer a proportionate share of the Transferor's interest in the security constituted by the Security Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of the Transferee to ascertain whether any other documents are required to perfect a transfer of such a share in the Transferor's interest in such security in any such jurisdiction and, if so, to seek appropriate advice and arrange for execution of the same.

Schedule

Outstanding Contribution:	$	[•	]
Commitment:	$	[•	]
Portion Transferred:		[•	]%

Administrative Details of Transferee

Name of Transferee:
Lending Office:

Contact Person:
(Loan Administration Department)
Telephone:
Telefax No:

Contact Person:
(Credit Administration Department)
Telephone:
Telefax No:

Account for payments:

Schedule 5
Form of Trust Deed

THIS DECLARATION OF TRUST by DVB GROUP MERCHANT BANK (ASIA) LTD. (the "Security Agent") is made on [•] 2007 and is supplemental to (and made pursuant to the terms of) a loan agreement dated [•] 2007 (the "Loan Agreement") and made between (1) Maritime Fighter Shipping Limited, Maritime Fiesta Shipping Limited, Maritime Fantasy Shipping Limited and Maritime Freeway Shipping Limited (the "Borrowers"), (2) DVB Group Merchant Bank (Asia) Ltd., Credit Suisse and United Overseas Bank Limited as Arrangers, (3) DVB Group Merchant Bank (Asia) Ltd. as Agent, Security Agent and Account Bank, (4) DVB Bank AG as Swap Provider and (5) the banks and financial institutions referred to therein as lenders (the "Lenders"), in relation to a loan facility of up to ninety seven million two hundred and fifty four thousand five hundred Dollars ($97,254,500). Words and expressions defined in the Agreement shall have the same meanings when used in this Deed.

NOW THIS DEED WITNESSETH as follows:

1
The Security Agent hereby acknowledges and declares that, from the date of this Deed, it holds and shall hold the Trust Property on trust for certain of the other Creditors on the terms and basis set out in the Agreement.

2	The declaration and acknowledgement contained in paragraph 1 above shall be irrevocable.

EXECUTED as a DEED by for and on behalf of DVB GROUP MERCHANT BANK (ASIA) LTD. (as Security Agent) in the presence of:	) ) ) ) ) )	_______________________ Attorney-in-fact

_____________________________
Name:
Address:

Schedule 6
Form of Master Swap Agreement

Schedule 7
Form of Master Swap Agreement Assignment

Schedule 8
Form of Accounts Charge

Schedule 9
Form of Share Pledge

Schedule 10
Form of Mortgage

Schedule 11
Form of General Assignment

Schedule 12
Form of Charter Assignment

EXECUTION PAGE

Borrowers

SIGNED by Mark Harris, Director	)
for and on behalf of	)
MARITIME FIGHTER SHIPPING LIMITED	)	/s/ Mark Harris
as Borrower	)	Attorney-in-fact

SIGNED by Mark Harris, Director	)
for and on behalf of	)
MARITIME FIESTA SHIPPING LIMITED	)	/s/ Mark Harris
as Borrower	)	Attorney-in-fact

SIGNED by Mark Harris, Director	)
for and on behalf of	)
MARITIME FANTASY SHIPPING LIMITED	)	/s/ Mark Harris
as Borrower	)	Attorney-in-fact

SIGNED by Mark Harris, Director	)
for and on behalf of	)
MARITIME FREEWAY SHIPPING LIMITED	)	/s/ Mark Harris
as Borrower	)	Attorney-in-fact

Arrangers

SIGNED by Maarten Vis, Senior Vice President	)
for and on behalf of	)
DVB GROUP MERCHANT BANK (ASIA) LTD.	)	/s/ Maarten Vis
as Arranger	)	Attorney-in-fact

SIGNED by Becky Hung, Credit Suisse Hong Kong	)
for and on behalf of	)
CREDIT SUISSE	)	/s/ Becky Hung
as Arranger	)	Attorney-in-fact

SIGNED by Mr. Wee Joo Yeow	)
for and on behalf of	)
UNITED OVERSEAS BANK LIMITED	)	/s/ Mr. Wee Joo Yeow
as Arranger	)	Attorney-in-fact

Agent
)
SIGNED by Maarten Vis, Senior Vice President	)
for and on behalf of	)
DVB GROUP MERCHANT BANK (ASIA) LTD.	)	/s/ Maarten Vis
as Agent	)	Attorney-in-fact

Security Agent

SIGNED by Maarten Vis, Senior Vice President	)
for and on behalf of	)
DVB GROUP MERCHANT BANK (ASIA) LTD.	)	/s/ Maarten Vis
as Security Agent	)	Attorney-in-fact

Swap Provider

SIGNED by Danny Siew, Vice President	)
for and on behalf of	)
DVB BANK AG	)	/s/ Danny Siew
as Swap Provider	)	Attorney-in-fact

Account Bank

SIGNED by Maarten Vis, Senior Vice President	)
for and on behalf of	)
DVB GROUP MERCHANT BANK (ASIA) LTD.	)	/s/ Maarten Vis
as Account Bank	)	Attorney-in-fact

Lenders

SIGNED by Maarten Vis, Senior Vice President	)
for and on behalf of	)
DVB GROUP MERCHANT BANK (ASIA) LTD.	)	/s/ Maarten Vis
as Lender	)	Attorney-in-fact

SIGNED by Becky Hung, Credit Suisse Hong Kong	)
for and on behalf of	)
CREDIT SUISSE	)	/s/ Becky Hung
as Lender	)	Attorney-in-fact

SIGNED by Mr. Wee Joo Yeow	)
for and on behalf of	)
UNITED OVERSEAS.BANK LIMITED	)	/s/ Mr. Wee Joo Yeow
as Lender	)	Attorney-in-fact

SK 26979 0001 1112526